Exhibit 10.2

STANDBY LETTER OF CREDIT AND BANK GUARANTEE AGREEMENT
dated as of
March 26, 2024
Among
GE VERNOVA LLC, as the Borrower, HSBC BANK USA, NATIONAL ASSOCIATION, as the Administrative Agent,
And
The Issuing Banks Party Hereto

$3,000,000,000 STANDBY LETTER OF CREDIT AND BANK GUARANTEE FACILITY

HSBC BANK USA, NATIONAL ASSOCIATION, BNP PARIBAS SECURITIES CORP., SOCIÉTÉ GÉNÉRALE, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, STANDARD CHARTERED BANK, AND COMMERZBANK AG, NEW YORK BRANCH,
as Joint Bookrunners and Joint Lead Arrangers

i

ii

SCHEDULES:
Schedule 1.01    Facility Fee Rate and Issuance Fee Rate
Schedule 2.01    Commitments

EXHIBITS:
Exhibit A    Form of Assignment and Acceptance
Exhibit B-1    Form of Increased Facility Activation Notice
Exhibit B-2    Form of New Bank Supplement
Exhibit C-1    Form of Tax Certificate (For Non-U.S. Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-2    Form of Tax Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-3    Form of Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-4    Form of Tax Certificate (For Non-U.S. Banks That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D    Form of Compliance Certificate

iii

STANDBY LETTER OF CREDIT AND BANK GUARANTEE AGREEMENT (this “Agreement”), dated as of March 26, 2024 among GE VERNOVA LLC, a Delaware limited liability company (the “Borrower”), the Issuing Banks (as defined below) party hereto and HSBC BANK USA, NATIONAL ASSOCIATION, as the Administrative Agent (as defined below).
The parties hereto agree as follows:

ARTICLE I
DEFINITIONS
Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Additional Bank” has the meaning set forth in Section 2.12(c).
“Administrative Agent” means HSBC Bank USA, National Association, in its capacity as administrative agent (in such capacity and including any successors) for the Issuing Banks hereunder.
“Administrative Agent Fee Letter” means that certain fee letter, dated as of February 14, 2024, by and among the Borrower and the Administrative Agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreed Currencies” means Dollars and each Alternative Currency.
“Alternate Base Rate” means for any day a floating rate per annum equal to the higher of (i) 100% of the Prime Rate or (ii) the Federal Funds Effective Rate for such day plus 0.50%; provided that, any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.
“Alternative Currency” means Euros and, with respect to any Issuing Bank, any other currency to the extent (i) the Applicable Issuing Bank has the capacity and operational and legal ability to make Issuances in such currencies and (ii) Issuances in such currencies are compliant with generally applicable internal policies of the Applicable Issuing Bank (in each case of clauses (i) and (ii), as determined in good faith by such Applicable Issuing Bank); provided that, each such currency is a lawful currency that is readily available to the applicable Issuing Bank (including through its applicable branch or Affiliate, or relevant correspondent bank, issuing the relevant Issuance as permitted hereby), freely transferable and able to be converted into Dollars.
“ALOC Platform” means General Electric’s proprietary automated e-auction trade finance platform.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower and its affiliated companies from time to time concerning or relating to bribery or corruption including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended.
“Anti-Money Laundering Laws” has the meaning given to such term in Section 3(h).
“Applicable Issuing Bank” means, with respect to any Letter of Credit or Bank Guarantee, the Issuing Bank that has issued or shall issue such Issuance, and with respect to any Disbursement, the Issuing Bank that has made such Disbursement.
“Applicable Law” or “Applicable Laws” means, with respect to any Person, laws, common law, statutes, judgments, decrees, rules, constitutions, treaties, conventions, regulations, codes, ordinances, orders, and legally enforceable requirements of all Governmental Authorities, in each case, applicable to such Person.
“Applicable Requirements” shall mean, (i) the International Standby Practices 1998, ICC Pub. No. 590 (“ISP 98” or such later version thereof as may be in effect at the time of issuance and adhered to by the applicable Issuing Bank) for Letters of Credit, or (ii) the Uniform Rules for Demand Guarantees, 2010 Revision, ICC Pub. No. 758 (“URDG 758”) for Bank Guarantees. A Letter of Credit or Bank Guarantee, as applicable, shall be subject to an applicable governing law if so stated on the face of such Letter of Credit or Bank Guarantee for matters not governed by ISP 98 or URDG 758, as applicable; provided that, in the event that there is a conflict between such applicable governing law and ISP 98 or URDG 758, as applicable, the ISP 98 or URDG 758, as applicable, shall control.
“Approved Electronic Platforms” has the meaning given to such term in Section 2.09.
“Assignment and Acceptance” means an assignment and acceptance entered into by an Issuing Bank and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means, with respect to the making of Issuances, the period from and including the Closing Date to but excluding the earlier of the Termination Date and the date of the termination of the relevant Commitments.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Guarantee” means a bank guarantee issued pursuant to this Agreement.
“Bank Parent” means, with respect to any Issuing Bank, any Person as to which such Issuing Bank is, directly or indirectly, a subsidiary.
“Bank Secrecy Act” means The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330), as amended.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that, a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning given to such term in the preamble hereto.
“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City.
“Calculation Date” means (a) the last calendar day of each month (or, if such day is not a Business Day, the next succeeding Business Day); (b) with respect to any Letter of Credit or Bank Guarantee denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit or Bank Guarantee is issued, (ii) the first Business Day of each calendar quarter and (iii) the date of any amendment of such Letter of Credit or Bank Guarantee that has the effect of increasing the available balance thereof; and (c) at any time when a Default or Event of Default shall have occurred and be continuing, any other Business Day which the Applicable Issuing Bank may determine in its sole discretion to be a Calculation Date.
“Change in Law” has the meaning given to such term in Section 2.06.
“Change of Control” shall be deemed to have occurred if any Person or group of Persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding (i) any employee benefit plan of the Borrower and its Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) prior to the occurrence of the Spin, General Electric Company and its subsidiaries), shall have acquired beneficial ownership (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder) of more than 40% of the outstanding voting Equity Interests in the Borrower; provided that, (i) the Spin and all transactions occurring on or before or substantially concurrently with the Spin shall not constitute a Change of Control and (ii) no acquisition of any non-voting Equity Interests of the Borrower by any Person or group of Persons shall constitute a Change of Control.
“Closing Date” has the meaning given to such term in Section 4.01.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Account” has the meaning assigned to such term in Section 2.01(h).
“Collateral Deadline” has the meaning assigned to such term in Section 2.01(c)(ii).
“Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to make Issuances, as such commitment may be (a) reduced from time to time pursuant to Section 2.03, (b) increased from time to time pursuant to Section 2.02 or (c) reduced or increased from time to time pursuant to assignments by or to such Issuing Bank pursuant to Section 9.04. The initial amount of each Issuing Bank’s Commitment is set forth on Schedule

2.01, in the Assignment and Acceptance pursuant to which such Issuing Bank shall have assumed its Commitment, or in the New Bank Supplement pursuant to which such Issuing Bank shall have become a party hereto, as applicable.
“Commitment Fee” has the meaning given to such term in Section 2.05(a).
“Commitment Fee Rate” has the meaning given to such term in Section 2.05(a).
“Compliance Certificate” means a certificate substantially in the form of Exhibit D of a responsible officer, treasurer or assistant or deputy treasurer of the Borrower containing information and calculations required to demonstrate compliance with Section 6.03 (which delivery may be by electronic communication including facsimile or email transmission and shall be deemed to be an original authentic counterpart thereof for all purposes).
“Consolidated EBITDA” means, for any Person for any period, Consolidated Net Income of such Person for such period adjusted to exclude the effects of (a) gains or losses from discontinued operations, (b) any extraordinary or other non-recurring non-cash gains, losses or expenses (including marks and impairments and non-cash restructuring charges), (c) interest expense, (d) income tax expense or benefit, (e) depreciation, amortization and other non-cash charges, (f) interest income, (g) equity income and losses, (h) other non-operating income or expense, (i) “spin-off” and separation costs (including costs related to the Spin), provided that, adjustment for any cash expenses pursuant to this clause (i) shall be limited to such expenses incurred on or prior to the Closing Date or during the first six fiscal quarters of the Borrower ending after the Closing Date and (j) other cash restructuring charges, provided that the amount added in the calculation of Consolidated EBITDA pursuant to clause (j) in any period shall not exceed 15% of Consolidated EBITDA in the aggregate for such period (before giving effect to such adjustment). For the purpose of calculating Consolidated EBITDA for any Person for any period, if during such period such Person or any Subsidiary of such Person shall have made a Material Acquisition or Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period.
“Consolidated Leverage Ratio” means, for any period, the ratio of (a) Net Debt of the Borrower and its Subsidiaries as of the end of such period to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such period.
“Consolidated Net Income” means, for any Person for any period, the net income of such Person and its consolidated Subsidiaries, determined on a consolidated basis for such period in accordance with GAAP.
“Consolidated Tangible Assets” means, at any date, Consolidated Total Assets minus (without duplication) the net book value of all assets which would be treated as intangible assets, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, at any date, the net book value of all assets of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Documents” means collectively, this Agreement, as to any Letter of Credit or Bank Guarantee, each Issuance Application, and any other document or agreement entered into by the Borrower or a Subsidiary with or in favor of the Applicable Issuing Banks in connection with such instruments, the Fee Letters and any agreement creating or perfecting rights in the cash collateral pursuant to the provisions of Section 2.01(h), except that the term “Credit Documents” shall not include any Letter of Credit or Bank Guarantee issued pursuant to this Agreement.
“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” means an interest rate (before as well as after judgment) equal to the Alternate Base Rate plus 2.00% per annum.
“Defaulting Bank” means any Issuing Bank that (a) has failed, within two Business Days of the date required to be issued, to (i) issue any Letter of Credit or Bank Guarantee, or (ii) pay over to the Borrower any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Issuing Bank notifies the Administrative Agent in writing that such failure is the result of such Issuing Bank’s good faith determination that a condition precedent to an Issuance (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its issuance obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Issuing Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to issuing an Issuance under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Issuing Bank that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to make prospective Issuances under this Agreement, provided that such Issuing Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Borrower’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.
“Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit or Bank Guarantee.

“Dollars” or “$” refers to lawful money of the United States of America.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“EMU Legislation” means legislative measures of the European Union (including, without limitation, the European Council regulations) for the introduction of, changeover to or operation of the Euro in one or more member states.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements with any Governmental Authority, relating in any way to pollution, the protection of the environment, including natural resources, or health and safety, or to pollutants, contaminants or chemicals or any toxic or otherwise hazardous substances, materials or wastes.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.
“ERISA Event” means, in each case with respect to the Plan, (a) a Lien of the PBGC shall be filed against the Borrower under Section 4068 of ERISA and such Lien shall remain undischarged for a period of 180 days after the date of filing, (b) the Borrower shall fail to pay, within 90 days of the due date, any material amount which it shall have become liable to pay to the PBGC or to the Plan under Title IV of ERISA, (c) a determination that the Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to the Plan, (e) the receipt by the Borrower from the PBGC or a plan administrator of any notice relating to the intention to terminate or cause a trustee to be appointed to administer the Plan and such proceeding shall not have been dismissed or (f) conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to the Plan and a lien is placed on the Plan that remains undischarged for a period of 90 days.
“Erroneous Payment” has the meaning set forth in Section 9.14.
“Erroneous Payment Deficiency Assignment” has the meaning given to such term in Section 9.14(d)(i).
“Erroneous Payment Return Deficiency” has the meaning given to such term in Section 9.14(d)(i).
“Erroneous Payment Subrogation Rights” has the meaning given to such term in Section 9.14(e).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euros” or “€” means the single currency of Participating Member States introduced in accordance with the provision of Article 123 of the Treaty and, in respect of all payments to be made under this Agreement in Euros, means immediately available, freely transferable funds.
“Events of Default” has the meaning assigned to such term in Article VII.
“Excess Exposure” has the meaning set forth in Section 2.01(b)(v).
“Excess Exposure Collateral” has the meaning set forth in Section 2.01(b)(v).
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Exchange Rate” means, with respect to any Alternative Currency on a particular date, the rate at which such currency may be exchanged into Dollars, as set forth on such date on the applicable Reuters currency page with respect to such Alternative Currency. In the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to the Alternative Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Applicable Issuing Bank and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the Applicable Issuing Bank’s (or its applicable affiliate’s) spot rate of exchange in respect of such currency, at or about 10:00 a.m., local time, at such date for the purchase of Dollars with the Alternative Currency, for delivery two Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Applicable Issuing

Bank may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Taxes” means, with respect to the Administrative Agent, any Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated) or net profits and franchise Taxes (imposed in lieu of net income Taxes) by any jurisdiction as a result of such party being organized or resident, having its principal office or applicable lending office or doing business in such jurisdiction or having any other present or former connection with such jurisdiction (other than a business or other connection deemed to arise solely from such person having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced and/or engaged in any activities contemplated with respect to, this Agreement), (b) any withholding or Taxes attributable to any person’s failure to comply with any of Section 2.07(e), (f) and (i) of this Agreement, (c) any Tax that is imposed pursuant to a law in effect at the time such Issuing Bank becomes a party to this Agreement or designates a new lending office, except to the extent that such Issuing Bank or its assignor, if any, was entitled, immediately prior to such designation of a new lending office or assignment, to receive additional amounts from the Borrower with respect to any Tax pursuant to Section 2.07 and other than pursuant to an assignment request of the Borrower under Section 2.09, (d) any Tax in the nature of the branch profits Tax within the meaning of Section 884(a) of the Code and any similar Tax imposed by any jurisdiction and (e) any withholding Taxes that are imposed by reason of or pursuant to FATCA.
“Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit and Bank Guarantees at such time, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. Unless otherwise specified herein, the amount of a Letter of Credit or Bank Guarantee at any time shall be deemed to be the amount available to be drawn under such Letter of Credit or Bank Guarantee at such time.
“Extension Request” means a written request from the Borrower to the Administrative Agent requesting an extension of the Termination Date pursuant to Section 2.12.
“Facility” means the Issuances and the Commitments, in each case, provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.
“FATCA” means Sections 1471–1474 of the Code as of the date of this Agreement (or any successor Code provisions that are substantively similar thereto and which do not impose criteria that are materially more onerous than those contained in such Sections as of the date of this Agreement), any current or future regulations issued thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements implementing any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the rate so published or quoted at such time shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).
“Fee Letters” means the collective reference to the fee letters entered into by the Borrower, the Administrative Agent and the Lead Arrangers, in each case dated as of February 14, 2024.
“Financial Issuance” means the Issuance of a Letter of Credit or Bank Guarantee that represents an irrevocable obligation to a third-party beneficiary: (a) to repay money borrowed by, or advanced to, or for the account of, a second party (the account party); or (b) to make payment on behalf of the account party, in the event that the account party fails to fulfill its obligation to the beneficiary.
“Fitch” means Fitch, Inc. or any successor to its rating agency business.
“GAAP” means generally accepted accounting principles in the United States of America.
“GE Credit Agreement” means that certain Amended and Restated Credit Agreement, dated May 27, 2021 (as amended by the First Amendment, dated as of June 9, 2023), entered into among JPMorgan Chase Bank, N.A., as the administrative agent thereunder, General Electric Company, as the borrower thereunder, and the lenders from time to time party thereto.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government including any applicable supranational bodies (such as the European Union or the European Central Bank).
“Increased Facility Activation Notice” means a notice substantially in the form of Exhibit B-1.
“Increased Facility Closing Date” means any Business Day designated as such in an Increased Facility Activation Notice.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantees by such Person of Indebtedness of others.
“Indemnified Taxes” means Taxes (other than Excluded Taxes and Other Taxes) that are imposed on or with respect to any payment by, or on account of an obligation of, the Borrower hereunder.
“Indemnitee” has the meaning given to such term in Section 9.03(b).
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Bank or its Bank Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Borrower or any of its Affiliates; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Issuances or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided that, upon the occurrence and during the continuance of an Event of Default, any Person (other than an Issuing Bank) shall be an Ineligible Institution if after giving effect to any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Exposure or Commitments, as the case may be.
“Issuance Application” means any standby letter of credit or bank guarantee application (or similar form or request) on the Applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit or Bank Guarantee.
“Issuance Fee Rate” has the meaning given to such term in Section 2.05(e).
“Issuances” means the issuance of a Letter of Credit or Bank Guarantee made by the Applicable Issuing Bank pursuant to this Agreement and/or the related Letter of Credit or Bank Guarantee, as applicable.
“Issuing Bank” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to a New Bank Supplement or an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit or Bank Guarantees to be issued by Affiliates or branch offices of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to a Letter of Credit or Bank Guarantee issued by such Affiliate or branch; provided that such Affiliate or branch office has agreed in writing to be an Issuing Bank.

“Lead Arrangers” means the Joint Bookrunners and Joint Lead Arrangers identified on the cover page of this Agreement.
“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means any mortgage, pledge, lien, security interest, charge, conditional sale or other title retention agreement or other similar encumbrance.
“Local Time” means, with respect to any Issuance or payment made by the Borrower, New York City time or London time, as the case may be.
“Material Acquisition” means any acquisition or series of related acquisitions that involves consideration (including non-cash consideration) with a fair market value, as of the closing date thereof, in excess of $250,000,000.
“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or the rights or remedies of the Administrative Agent or the Issuing Banks hereunder, it being understood and agreed that a Material Adverse Effect shall not include any event, development or circumstance disclosed publicly by the Borrower prior to (x) in the case of Section 3(f), February 14, 2024 and (y) in each other case, the Effective Date.
“Material Disposition” means any sale, transfer, assignment, or other disposition or series of related sales, transfers, assignments or other dispositions by the Borrower or its Subsidiaries to any Person (other than any of the Borrower’s direct or indirect Subsidiaries) of any assets of the Borrower or its Subsidiaries, including a disposition of assets effected by the issuance of equity securities of a Subsidiary (other than (i) assets disposed of in the ordinary course of business, (ii) disposals of obsolete property or other property that is no longer useful in its business or (iii) assets disposed of pursuant to securitization, factoring, receivables financing and/or similar financing arrangements) that involves consideration (including non-cash consideration) with a fair market value, as of the closing date thereof, in excess of $250,000,000.
“Maximum Rate” has the meaning given to such term in Section 9.17.
“Maximum Tenor” has the meaning given to such term in Section 2.01(c)(i).
“Moody’s” means Moody’s Investors Service, Inc. or any successor.
“Net Debt” means Total Indebtedness minus (x) through and including the last day of the fourth full fiscal quarter occurring after the Closing Date, 75% and (y) on any date thereafter, 50%, of all unrestricted cash and cash equivalents (as defined in accordance with GAAP) of the Borrower and its Subsidiaries.

“New Bank” has the meaning given to such term in Section 2.02(c).
“New Bank Supplement” has the meaning given to such term in Section 2.02(c).
“Non-Extending Bank” has the meaning set forth in Section 2.12(a).
“Non-U.S. Bank” has the meaning given to such term in Section 2.07(e).
“Obligations” means (a) the due and punctual payment by the Borrower of the reimbursement obligations and premium, if any, and interest (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Disbursements and all Exposure when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) the due and punctual payment or performance by the Borrower of all other monetary obligations under this Agreement, any other Credit Document, Letter of Credit or Bank Guarantee, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing, at the rate specified herein or therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (c) without duplication of any of the foregoing, the Erroneous Payment Subrogation Rights.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.09).
“Participant” has the meaning given to such term in Section 9.04(c).
“Participant Register” has the meaning given to such term in Section 9.04(c).
“Participating Member State” means a member of the European Communities that has the Euro as its currency in accordance with EMU Legislation.
“Payment Recipient” has the meaning given to such term in Section 9.14(a).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity thereto performing similar functions.
“PDF”, when used in reference to notices via e-mail attachment, means portable document format or a similar electronic file format.

“Performance Issuance” means the Issuance of a Letter of Credit or Bank Guarantee that represents an irrevocable obligation to the beneficiary on the part of the issuer to make payment on account of any default by the account party in the performance of a non-financial or commercial obligation.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means the General Electric Pension Plan.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective. If the rate so published or quoted at such time shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Pro Rata Percentage” means, with respect to any Issuing Bank, with respect to Exposure, a percentage equal to a fraction the numerator of which is such Issuing Bank’s Commitment and the denominator of which is the aggregate Commitments of all Issuing Banks (if the Commitments have terminated or expired, the Pro Rata Percentages shall be determined based upon such Issuing Bank’s share of the aggregate Exposure at that time).
“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Debt Rating” means, as of any date, the rating that has been most recently announced by any of S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For the purposes of determining the Facility Fee Rate or Issuance Fee Rate, if the Borrower is split-rated and the ratings established by S&P, Moody’s and Fitch fall within different levels and (i) two ratings are equal and higher than the third, the Facility Fee Rate or Issuance Fee Rate will be based on the higher rating, (ii) two ratings are equal and lower than the third, the Facility Fee Rate or Issuance Fee Rate will be based on the lower rating or (iii) no ratings are equal, the Facility Fee Rate or Issuance Fee Rate will be based on the intermediate rating. In the event that the Borrower shall maintain Public Debt Ratings from only two of S&P, Moody’s and Fitch and the Borrower is split-rated and (x) the ratings differential is one level, the Facility Fee Rate or Issuance Fee Rate will be based on the higher rating and (y) the ratings differential is two levels or more, the Facility Fee Rate or Issuance Fee Rate will be based on the level one level lower than the higher Public Debt Rating.
“Qualified Acquisition” means any acquisition or series of related acquisitions, all or any portion of which is debt-financed and that involves cash consideration of at least $1,000,000,000.
“Qualified Acquisition Election” has the meaning set forth in Section 6.03.
“RCF Agreement” means that certain Credit Agreement, dated as of March 26, 2024 (as amended from time to time), entered into among JPMorgan Chase Bank, N.A., as the administrative agent thereunder, the Borrower, GE Albany Funding Unlimited Company and GE Funding Operations Co., Inc., as borrowers thereunder, and the lenders from time to time party thereto.
“Recipient” means (a) the Administrative Agent, (b) any Issuing Bank, as applicable or (c) any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.
“Register” has the meaning set forth in Section 9.04.
“Regulation U” means Regulation U of the Federal Reserve Board as in effect from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Banks” means, at any time, Issuing Banks having Exposures (USD Equivalent) and unused Commitments (USD Equivalent) representing more than 50% of the sum of the total Exposures (USD Equivalent) and unused Commitments (USD Equivalent) at such time and based upon the Exchange Rate then in effect on an aggregate basis.
“Required Commitment Banks” means, at any time, Issuing Banks having unused Commitments (USD Equivalent) representing more than 50% of the sum of the total unused Commitments (USD Equivalent) at such time and based upon the Exchange Rate then in effect.
“Required Exposure Banks” means, at any time, Issuing Banks having Exposures (USD Equivalent) representing more than 50% of the sum of the total Exposures (USD Equivalent) at such time and based upon the Exchange Rate then in effect.
“Reset Date” means the second Business Day following each Calculation Date, provided that, in connection with any Calculation Date designated pursuant to clause (b) of the definition thereof, the applicable Reset Date shall be such Calculation Date.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response Date” has the meaning set forth in Section 2.12(a).
“S&P” means S&P Global Ratings or any successor.
“Sanctioned Country” means a country or territory which at any time is the subject of any Sanctions (at the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council or any similar list maintained by the European Union or any EU member state or the United Kingdom, (b) any Person organized or ordinarily resident in a Sanctioned Country or (c) any Person directly or indirectly 50% or more owned by, or otherwise controlled by, any Person or Persons referenced in clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, France or His Majesty’s Treasury of the United Kingdom.
“Spin” means the substantially simultaneous consummation of the distribution of 100% of the Borrower’s common stock to the holders of General Electric Company common stock as contemplated by and in the manner set forth in that certain Information Statement on Form 10 as filed with the Securities and Exchange Commission on February 15, 2024.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise specified, all references to a “Subsidiary” in this Agreement shall refer to a Subsidiary of the Borrower.
“Subsidiary Guarantor” has the meaning set forth in Section 9.18.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the later of (a) the fifth anniversary of the Closing Date and (b) if the termination date is extended pursuant to Section 2.12, such extended termination date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, then the Termination Date shall be the immediately preceding Business Day.
“Total Indebtedness” means, as of any date, the sum of the aggregate principal amount of indebtedness of the Borrower and its Subsidiaries outstanding as of such date in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, but excluding in any event obligations of the Borrower or any Subsidiary as an account party or applicant in respect of acceptances, letters of credit, surety bonds, letters of guaranty or similar arrangements unless such acceptance, letter of credit, surety bond or letter of guaranty either is drawn or payable or supports an obligation that is drawn or payable; provided that, notwithstanding the foregoing, Total Indebtedness shall not include any indebtedness incurred by the Borrower or any of its Subsidiaries to the extent the proceeds thereof are (a) intended to be used to finance one or more acquisitions or investments not prohibited hereunder and (b) held by the Borrower or any Subsidiary in a segregated account pending such application (or pending the redemption or prepayment of such indebtedness in the event such acquisition or investment is not consummated), until such time as such proceeds are released from such segregated account.
“Transactions” means the Spin, the execution, delivery and performance by the Borrower of this Agreement and issuance of Letters of Credit or Bank Guarantees hereunder and the use of the proceeds thereof.
“Treaty” means the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1987, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), the Amsterdam Treaty (which was signed at Amsterdam on October 2, 1997 and came into force on May 1, 1999) and the Nice Treaty (which was signed at Nice on February 26, 2001), each as amended from time to time and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the Euro in one or more member states.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“USD Equivalent” means, with respect to an amount of any Alternative Currency, on any date, the amount of Dollars that may be purchased with such amount of Alternative Currency at the Exchange Rate in effect on such date.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (b) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (c) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
Section 1.03Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to the continuation of, administration of, submission of, calculation of or any other matter related to Alternate Base Rate or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto, including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Alternate Base Rate, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Issuing Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses

(whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.04Currency Translation.
(a)All references in the Credit Documents to Issuances, Letters of Credit, Bank Guarantees, Obligations, covenant baskets and other amounts shall be denominated in Dollars unless expressly provided otherwise. Compliance with all such Dollar denominated amounts shall be based on the USD Equivalent of any amounts denominated or reported under a Credit Document in a currency other than Dollars and shall be determined by the Administrative Agent or Applicable Issuing Bank on any Reset Date. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, the Borrower shall repay such Obligation (including any interest thereon) in such other currency, unless otherwise agreed by the Applicable Issuing Bank in its sole discretion; provided that, at the Borrower’s election, Disbursements in an Alternative Currency may be reimbursed by the Borrower in the USD Equivalent of such amount. All fees payable under Section 2.05 shall be payable in Dollars, unless otherwise agreed by the Applicable Issuing Bank in its sole discretion. Notwithstanding anything to the contrary in this Agreement, with respect to the amount of any Indebtedness, Lien, or affiliate transaction, no Default or Event of Default shall be deemed to have occurred solely as a result of any Dollar basket being exceeded due to a change in the rate of currency exchange occurring after the time of any such specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Section 7.01(c) or (j) being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the date on which the relevant judgment was entered and/or the date the relevant Indebtedness was incurred.
(b)Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit or Bank Guarantee, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit or Bank Guarantee is denominated in an Alternative Currency, such amount shall be the USD Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Applicable Issuing Bank.

ARTICLE II

THE CREDITS
SECTION 2.01 Letters of Credit and Bank Guarantees.
(a)General. Subject to the terms and conditions set forth herein, the Borrower may request the Issuance of Letters of Credit or Bank Guarantees denominated in Agreed Currencies in applicable jurisdictions for its own account or on behalf of its Subsidiaries, with each Issuance being in a form reasonably acceptable to the Applicable Issuing Bank, at any time (subject to Section 2.01(b)(ii)) and from time to time from and after the Closing Date and before the Termination Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Issuance Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Issuance, the terms and conditions of this Agreement shall control. Subject to the terms and conditions set forth herein, each Issuing Bank agrees to make Issuances in Agreed Currencies in applicable jurisdictions from time to time during the Availability Period in an aggregate amount that will not result in the USD Equivalent of such Issuing Bank’s Exposure exceeding such Issuing Bank’s Commitment. Within the foregoing limit and subject to the terms and conditions set forth herein, Exposure under the Facility that has been reimbursed by the Borrower or representing Issuances that cease to be outstanding may be reused for further Issuances. The Commitments of the Issuing Banks are several, and the Issuances shall be issued on a several basis, and no Issuing Bank shall be responsible for any other Issuing Bank’s failure to make Issuances as required. Each Issuing Bank at its option may make any Issuance by causing any domestic or foreign branch or Affiliate of such Issuing Bank or any correspondent bank with respect to such Issuing Bank to make such Issuance or add its confirmation to a Letter of Credit; provided that, any exercise of such option shall not affect the obligation of the Borrower to reimburse such Issuance in accordance with the terms of this Agreement or the obligations of the Issuing Bank under this Agreement including with respect to any such Issuance issued or confirmed by any such other Person. The Borrower shall use its commercially reasonable efforts to the extent practicable (taking into account the currencies of, and jurisdictions where, such Issuances are required and the requirements of the beneficiaries of such Issuances) to cause Issuances to be made on a substantially ratable basis among the Issuing Banks over the life of this Facility.
(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.
(i)To request the Issuance (or the amendment, renewal or extension of an outstanding Issuance), the Borrower shall transmit by the ALOC Platform or any successor system (if arrangements for doing so have been approved by the applicable Issuing Bank) to the Applicable Issuing Bank and the Administrative Agent (prior to 12:30 p.m., New York City time, at least two Business Days prior to the requested date of issuance, amendment, renewal or extension, except to the extent a shorter advance notice period is acceptable to the Applicable Issuing Bank in its discretion (provided that the Borrower shall reasonably endeavor to provide the requested wording for the proposed Issuance in advance of such specified notice deadline)) a notice requesting the issuance of a Letter of Credit or Bank Guarantee, or notice identifying the Issuance to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day, a business day in the location of the Applicable Issuing Bank and a business day in the location of issuance agreed between the Borrower and the Applicable Issuing Bank), the purpose and nature of the requested Issuance, the date on which such Issuance is to expire (which shall comply with Section 2.01(c)), the amount and Agreed Currency of such Issuance, whether the Issuance will be for the account of the Borrower or on behalf of a Subsidiary thereof (specifying the applicable Subsidiary), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Issuance. Unless otherwise expressly agreed by the Borrower and the Applicable Issuing Bank, the Applicable Requirements shall apply to each Issuance.
(ii)No request for a Letter of Credit or Bank Guarantee (including the amendment, renewal or extension of an outstanding Issuance) shall be submitted within 10 Business Days of the Termination Date.
(iii)An Issuing Bank shall not be under any obligation to issue any Issuance if:
(1)any order, judgment or decree of any Governmental Authority or arbitrator having jurisdiction over the such Issuing Bank shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Issuance, or any law or regulation applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit or bank guarantees generally or such Issuance in particular or shall impose upon such Issuing Bank with respect to such Issuance any restriction, reserve, capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed or unindemnified loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it;
(2)such Issuance would violate one or more policies of such Issuing Bank applicable to letters of credit or bank guarantees generally including with respect to the issuance of letters of credit or bank guarantees in an Alternative Currency; or
(3)such Issuing Bank does not have the capacity or operational or legal ability to make such Issuance in an Alternative Currency.
(iv) An Issuing Bank shall be under no obligation to issue any amendment to any Letter of Credit or Bank Guarantee if such Issuing Bank would have no obligation at such time to issue the Letter of Credit or Bank Guarantee in its amended form under the terms hereof.
(v)Not later than 2:00 p.m., New York City time, on each Calculation Date (so long as any Issuances in Alternative Currencies shall be outstanding), the Applicable Issuing Bank shall determine the Exchange Rate with respect to such Alternative Currency as of such Calculation Date and give notice thereof to the Borrower and the Administrative Agent. The Exchange Rate so determined shall become effective on the next succeeding Reset Date. If, on any Reset Date, any Issuing Bank’s Exposure (USD Equivalent) exceeds such Issuing Bank’s Commitments (USD Equivalent) (“Excess Exposure”), then the Borrower shall, within two Business Days after demand therefor from the Applicable Issuing Bank, provide to the Administrative Agent, ratably on behalf of the Applicable Issuing Banks with Excess Exposure, (x) cash collateral pursuant to Section 2.01(h), (y) back-to-back letters of credit or bank guarantees in form and substance, and issued by an issuer, reasonably satisfactory to the Applicable Issuing Bank and the Administrative Agent (or similar arrangement) or (z) other security reasonably satisfactory to the Applicable Issuing Bank and the Administrative Agent (clauses (x), (y) and (z) collectively, “Excess Exposure Collateral” in an amount not to be less than 103% of the Excess Exposure of the Applicable Issuing Bank). Excess Exposure Collateral shall be provided in Dollars based on the Exchange Rate, unless, in the case of any Applicable Issuing Bank with Excess Exposure, such Applicable Issuing Bank otherwise agrees in its discretion.
(c)Expiration Date.
(i)Subject to clause (ii) below, no Letter of Credit or Bank Guarantee shall have a stated expiration date later than five years after the date of issuance (the “Maximum Tenor”) unless otherwise agreed by the Applicable Issuing Bank; provided that, with respect to any Issuance (including the amendment, renewal or extension of an outstanding Issuance) that expires past the Termination Date on the date that is five Business Days prior to the Termination Date (the “Collateral Deadline”), the Borrower shall cause such outstanding Issuance obligations to be (x) cash collateralized pursuant to Section 2.01(h), (y) backstopped pursuant to arrangements in form and substance, and issued by an issuer, reasonably acceptable to the Applicable Issuing Bank and the Administrative Agent (or similar arrangement) or (z) secured by other security reasonably satisfactory to the Applicable Issuing Bank and the Administrative Agent (in the case of clauses (x), (y) and (z), in an amount not to be less than 103% of the Exposure of the Applicable Issuing Bank). The Credit Documents shall survive and continue in full force and effect until the Applicable Issuing Banks shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit or Bank Guarantees.
(ii)If the Borrower so requests in any notice requesting the issuance of a Letter of Credit or Bank Guarantee (or the amendment of an outstanding Issuance), a Letter of Credit or Bank Guarantee may provide for the automatic extension thereof for additional periods of up to five years (each, an “Auto-Extension Issuance”); provided, that, any such Auto-Extension Issuance must, if requested by the Applicable Issuing Bank, permit the Applicable Issuing Bank to prevent any such extension at least once in each five-year period (commencing with the date of issuance of such Letter of Credit or Bank Guarantee) by giving prior notice to the beneficiary thereof not later than a day in each such period to be agreed upon at the time such Letter of Credit or Bank Guarantee is issued.
(d)Reimbursement. If the Applicable Issuing Bank shall make any Disbursement in respect of a Letter of Credit or Bank Guarantee, the Borrower shall reimburse such Disbursement (i) in Dollars or Euros, by paying to the Administrative Agent an amount equal to such Disbursement in Dollars or Euros, as applicable, not later than 12:00 p.m. noon (New York City time) on the date that is one Business Day immediately following the day that the Borrower receives notice that such Disbursement has been made and (ii) in an Alternative Currency other than Euros, by paying to the Administrative Agent an amount equal to such Disbursement in the applicable Alternative Currency not later than 12:00 p.m. noon (New York City time) on the date that is two Business Days immediately following the day that the Borrower receives notice that such Disbursement has been made. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Applicable Issuing Bank. Issuances shall be repaid in the currency in which they are denominated, unless otherwise agreed by the Administrative Agent and the Applicable Issuing Bank in its sole discretion; provided that, at the Borrower’s election, Issuances denominated in Alternative Currencies may be reimbursed in Dollars in the USD Equivalent of such amount.
(e)Obligations Absolute. The Borrower’s obligation to reimburse Disbursements as provided in Section 2.01(d) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Issuance, any Issuance Application or this Agreement, or any term or provision herein or therein, (ii) any draft or other document presented under an Issuance proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Applicable Issuing Bank under an Issuance against presentation of a draft or other document that does not comply with the terms of such Issuance, in the absence of gross negligence or willful misconduct by such Applicable Issuing Bank (as finally determined by a court of competent jurisdiction), or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Issuance or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Issuance (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of such Issuance’s Applicable Issuing Bank; provided that, the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such Issuing Bank’s bad faith, gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of an Issuance, the Applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Issuance.
(f)Disbursement Procedures. The Applicable Issuing Bank for any Issuance shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under such Issuance. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone or email transmission of such demand for payment and whether the Applicable Issuing Bank has made or will make a Disbursement thereunder; provided that, any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Applicable Issuing Bank with respect to any such Disbursement.
(g)Interest.
(i)Interim Interest. If the Applicable Issuing Bank shall make any Disbursement, then, unless the Borrower shall reimburse such Disbursement in full in accordance with Section 2.01(d), the unpaid amount thereof shall bear interest at the Alternate Base Rate, for each day from and including the date the Borrower receives notice that such Disbursement has been made, to, but excluding, the date that (i) the Borrower reimburses such Disbursement before the occurrence of a nonpayment of reimbursement obligation Event of Default under Section 7.01(a), or (ii) a nonpayment of reimbursement obligation Event of Default under Section 7.01(a) has occurred and is continuing. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank.
(ii)Default Interest. If any amount payable by the Borrower under this Agreement or any other Credit Document (including reimbursement obligations, interim interest, fees and other amounts) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter, after lapse of any applicable grace period in Section 7.01(a) or (b), bear interest at a rate per annum equal to the Default Rate.
(h)Cash Collateralization. If, in accordance with this Agreement, the Borrower is required to provide cash collateral in accordance with this Section 2.01(h) if (x) any Event of Default shall occur and be continuing (it being agreed that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in Section 7(d) or (e)), (y) any Issuance extends past the Termination Date, or (z) any Issuing Bank has Excess Exposure, then on the Business Day or at the time that such cash collateral is required to be provided in accordance with the applicable provision of this Agreement, the Borrower shall deposit into an account with the Administrative Agent, on terms and conditions reasonably satisfactory to the Administrative Agent (the “Collateral Account”) an amount in cash equal to 103% of the Exposure of the Borrower (or Excess Exposure in the case of clause (z)) as of such date plus accrued and unpaid interest thereon. Such deposit shall be held by the Administrative Agent, ratably for the benefit of the Applicable Issuing Bank, as collateral for the payment and performance of the Obligations. In addition, and without limiting the foregoing or Section 2.01(c), if any Exposure remains outstanding after the Termination Date, the Borrower shall immediately deposit into the

Collateral Account an amount in cash equal to 103% of such Exposure as of such date plus any accrued and unpaid interest thereon. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in any such Collateral Account to secure the Obligations of the Borrower with respect to the Exposure or Excess Exposure required to be cash collateralized pursuant to this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made only with the consent of the Borrower (to be given in its sole discretion) and if so made, at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in each such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Exposures at such time or, if the maturity of the Issuances has been accelerated, be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Events of Defaults have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.01(b)(v), such amount (to the extent not applied as aforesaid) shall be promptly returned to the Borrower to the extent that, after giving effect to such return, no Excess Exposure exists and no Default shall have occurred and be continuing. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.01(c)(i), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after the Applicable Issuing Bank shall have no further obligations as described in the last sentence of Section 2.01(c)(i).
(i)Reporting. No later than 9:00 a.m., New York City time, two Business Days after the last day of each calendar quarter, each Issuing Bank shall provide the Administrative Agent with a summary of all (A) outstanding Issuances at such time and (B) Letter of Credit and Bank Guarantee activity as the Administrative Agent my reasonably request from time to time during such calendar quarter.
(j)Removal of Issuances. Any letter of credit or bank guarantee constituting an Issuance may be removed as a Letter of Credit or Bank Guarantee, as applicable, hereunder at any time, by agreement of the Borrower and the Applicable Issuing Bank with respect thereto, provided that the Borrower and the Applicable Issuing Bank have provided five (5) Business Days’ prior written notice (or such shorter period of notice as may be acceptable to the Administrative Agent in its discretion) and instruction to the Administrative Agent of the same, after which such letter of credit or bank guarantee shall no longer constitute a Letter of Credit or Bank Guarantee, as applicable, for any purpose of the Credit Documents.
Section 2.02Reallocation of Commitments; Additional Commitments.
(a)The Borrower may request that an Issuing Bank increase the amount of its Commitment and any Issuing Bank may at its election agree to any such request subject to (a) the provision of written notice of any such increase to the Administrative Agent at least 5 Business Days prior to the effectiveness of any such increase and (b) the Borrower having made an election to reduce the Commitments of one or more other Issuing Banks such that the aggregate amount of the Commitments in respect of the Facility does not exceed $3,000,000,000.
(b)The Borrower and any one or more Issuing Banks (including New Banks), with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), at any time after the Closing Date, agree that such Issuing Bank shall obtain or increase, as the case may be, the amount of their Commitments by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying, (a) the amount of such increase and (b) the applicable Increased Facility Closing Date. Notwithstanding the foregoing, without the consent of the Required Banks (such consent not to be unreasonably withheld or delayed), (i) the aggregate amount of the total Commitments may not be increased by an amount greater than $750,000,000, and (ii) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $5,000,000 (or approximately the Alternative Currency equivalent, as the case may be). No Issuing Bank shall have any obligation to participate in any increase described in this paragraph unless it agrees in writing to do so in its sole discretion. The Administrative Agent shall promptly give notice to all Issuing Banks of any such increase.
(c)Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (not to be unreasonably withheld, delayed or conditioned and solely required to the extent that the Administrative Agent would have had a consent right in the event of an assignment to such New Bank pursuant to Section 9.04(b)) elects to become an “Issuing Bank” under this Agreement in connection with any transaction described in Section 2.02(b) shall execute a New Bank Supplement (each, a “New Bank Supplement”), substantially in the form of Exhibit B-2, whereupon such bank, financial institution or other entity (a “New Bank”) shall become an Issuing Bank for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.
Section 2.03Termination and Reduction of Commitments
(a)Unless previously reduced or terminated pursuant to this Section 2.03, each Issuing Bank’s Commitments shall terminate on the Termination Date. If the Closing Date does not occur on or before July 15, 2024, then each Issuing Bank’s Commitments shall terminate on July 15, 2024 at 11:59 p.m. New York City time.
(b)The Borrower may at any time terminate, or from time to time reduce, any of the Commitments; provided that, (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $50,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if the USD Equivalent of the total Exposures would exceed the total Commitments.
(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce any of the Commitments under paragraph (b) of this Section 2.03 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Issuing Banks of the contents thereof in writing. Each notice delivered by the Borrower pursuant to this Section 2.03 shall be irrevocable; provided that, a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a capital markets transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. The Borrower shall use its commercially reasonable efforts to the extent practicable (taking into account the currencies of, and jurisdictions where, Issuances are required and the requirements of the beneficiaries of such Issuances) to reduce Commitments on a substantially ratable basis among the Issuing Banks over the life of this Facility.
Section 2.04Evidence of Obligations.
(a)Each Issuing Bank shall maintain in accordance with its usual practice an account or accounts evidencing the obligations of the Borrower to such Issuing Bank resulting from each Issuance made by such Issuing Bank to the Borrower, including the amounts of reimbursement obligations and interest payable, if any, and paid to such Issuing Bank from time to time hereunder.
(b)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Issuance made hereunder, (ii) the amount of any reimbursement obligation or interest due and payable or to become due and payable from the Borrower to the Applicable Issuing Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Issuing Banks and each Issuing Bank’s share thereof.
(c)The entries made in the accounts maintained pursuant to Section 2.04(a) or 2.04(b) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that, the failure of any Issuing Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the reimbursement obligations to it in accordance with the terms of this Agreement.
Section 2.05Fees.
(a)The Borrower agrees to pay to the Administrative Agent for the account of each Issuing Bank a commitment fee (such fee, the “Commitment Fee”) in Dollars, which shall accrue at a rate per annum equal to the rate under the caption “Commitment Fee Rate” on Schedule 1.01 on the daily amount of the unutilized Commitments of such Issuing Bank during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the date that is 15 days after the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Closing Date. All Commitment Fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first business day but excluding the last day).

(b)The Borrower agrees to pay the fees set forth in the Fee Letters.
(c)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)[reserved]
(e)The Borrower agrees to pay to the Administrative Agent for the benefit of each Applicable Issuing Bank (or, at the election of the Borrower, directly to each Applicable Issuing Bank) an issuance fee (such fee, the “Issuance Fee”) in Dollars, which shall accrue at a rate per annum equal to the rate under the caption “Issuance Fee Rate” on Schedule 1.01 for a Financial Issuance or Performance Issuance, as applicable, on the daily maximum amount then available to be drawn under each Issuance issued by such Issuing Bank (based on the USD Equivalent thereof in the case of Issuances in an Alternative Currency) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, cancellation, negotiation, transfer, renewal or extension of any Issuance or processing of drawings thereunder. Issuance Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the date that is 15 days after such day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 30 days after written demand. All Issuance Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
(f)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Commitment Fees and Issuance Fees, to the Applicable Issuing Banks (except as expressly provided in Section 2.05(e)). Fees paid shall not be refundable under any circumstances.
Section 2.06Increased Costs. In the event that by reason of any change after the date of this Agreement in Applicable Law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration, application or interpretation thereof, or by reason of the adoption or enactment after the date of this Agreement of any requirement or directive (whether or not having the force of law) of any Governmental Authority (each a “Change Event”); provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, but only in the event that the applicable Change Event results in the Applicable Issuing Bank being in a materially different adverse position than exists as of the Closing Date with respect to any of the items described in categories (a) and (b) below and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued (collectively, a “Change in Law”):
(a)any Issuing Bank shall, with respect to this Agreement, be subject to any Tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than (i) any Indemnified Taxes or Other Taxes in respect of which additional amounts are payable (or would be so payable but for an exception under Section 2.07) pursuant to Section 2.07; or (ii) Excluded Taxes); or
(b)any reserve, capital adequacy, special deposit, liquidity or similar requirements should be imposed on either the commitments to lend or the foreign claims of deposits of any Issuing Bank;
and if any of the above-mentioned measures shall result in a material increase in the cost to such Issuing Bank of making or maintaining its Issuances or Commitments or a material reduction in the amount of reimbursement obligations or interest received or receivable by such Issuing Bank in respect thereof, then upon prompt written notification (which shall include the date of effectiveness of such change, adoption or enactment) and demand being made by such Issuing Bank for such additional cost or reduction, the Borrower shall pay to such Issuing Bank, within 30 days of such demand being made by such Issuing Bank, such additional cost or reduction; provided, however, that the Borrower shall not be responsible for any such cost or reduction that may accrue to such Issuing Bank with respect to the period between the occurrence of the event which gave rise to such cost or reduction and the date on which notification is given by such Issuing Bank to the Borrower; and provided, further, that the Borrower shall not be obligated to pay such Issuing Bank any such additional cost or reduction unless such Issuing Bank certifies to the Borrower that at such time such Issuing Bank shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this Section; and provided, further, that any such additional cost or reduction allocated to any Issuance or Commitment shall not exceed the Borrower’s pro rata share of all costs attributable to all issuances or commitments to all borrowers by such Issuing Bank that collectively result in the consequences for which such Issuing Bank is to be compensated by the Borrower. Within 30 days of receipt of such notification, the Borrower will pay such additional costs as may be applicable to the period subsequent to notification or prepay in full all amounts outstanding under this Agreement so affected by such additional costs, together with interest and fees accrued thereon to the date of prepayment in full. Such Issuing Bank shall use reasonable efforts (consistent with its internal policy applied on a non-discriminatory basis and legal and regulatory restrictions) to designate a different applicable lending office for the Issuances made by it and its Commitments or to take other appropriate actions if such designation or actions, as the case may be, will avoid the need for, or reduce the amount of, any increased costs to the Borrower incurred under this Section, and will not, in the opinion of such Issuing Bank, be otherwise disadvantageous to such Issuing Bank.

Section 2.07Taxes.
(a)Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law; provided that, if the applicable Withholding Agent shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or Issuing Bank (as the case may be) receives from the Borrower an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings and (iii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law. For the avoidance of doubt, a Tax imposed by reason of or pursuant to FATCA is a Tax required by law to be deducted or withheld.
(b)In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)The Borrower shall indemnify the Administrative Agent and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Issuing Bank, as the case may be (other than any penalties, interest and expenses resulting from any bad faith, gross negligence or willful misconduct of the Administrative Agent or such Issuing Bank), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of an Issuing Bank, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Any Issuing Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate. In addition, any Issuing Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Issuing Bank is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, (i) each Issuing Bank (or assignee or Participant) that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Issuing Bank from which the related participation shall have been purchased) a copy of IRS Form W-9 certifying that such Issuing Bank (or assignee or Participant) is exempt from U.S. federal backup withholding Tax, (ii) each Issuing Bank (or assignee or Participant) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Bank”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Issuing Bank from which the related participation shall have been purchased) a copy of IRS Form W-8BEN or W-8BEN-E, Form W-8ECI or Form W- 8IMY (together with any applicable underlying IRS forms), and, in the case of a Non-U.S. Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate substantially in the form of Exhibit C-1, C-2, C-3 or C-4, as applicable, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Bank claiming complete exemption from, or a reduced rate of, U.S. federal withholding Tax on payments under this Agreement, and (iii) if a payment made to an Issuing Bank under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Issuing Bank were to fail to comply with the applicable documentation or reporting requirements of FATCA (including those required pursuant to Section 1471(b) or 1472(b) of the Code, as applicable), such Issuing Bank shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine that such Issuing Bank has or has not complied with such Issuing Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment (and, solely for purposes of this Section 2.07(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement). Such forms and documentation shall be delivered by each Issuing Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Issuing Bank shall deliver such forms and documentation promptly upon the expiration, obsolescence or invalidity of any form or documentation previously delivered by such Issuing Bank. Each Issuing Bank shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, an Issuing Bank shall not be required to deliver any form and documentation pursuant to this Section that such Issuing Bank is not legally able to deliver.
(f)Any Non-U.S. Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Bank becomes an

Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.
Each Issuing Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)The Administrative Agent and each Issuing Bank shall use reasonable efforts (consistent with its internal policy applied on a non-discriminatory basis and legal and regulatory restrictions) to designate a different applicable lending office for the Issuances made by it and its Commitments or to take other appropriate actions if such designation or actions, as the case may be, will avoid the need for, or reduce the amount of, any payments the Borrower is required to make under this Section 2.07, and will not, in the opinion of the Administrative Agent or such Issuing Bank, be otherwise disadvantageous to the Administrative Agent or such Issuing Bank.
(h)Each Issuing Bank shall severally indemnify the Administrative Agent within 10 days after written demand therefor, (i) for the full amount of any Taxes attributable to such Issuing Bank that are payable or paid by the Administrative Agent and (ii) any Taxes attributable to such Issuing Bank’s failure to comply with the provisions of Section 9.04(e) relating to the maintenance of a Participant Register, in each case, including reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Issuing Bank under this Agreement or otherwise payable by the Administrative Agent to the Issuing Bank from any other source against any amount due to the Administrative Agent under this paragraph (h).
(i)With respect to payments made by the Borrower to the Administrative Agent for the benefit, or on account of any Issuing Bank (or Participant), (i) each Administrative Agent that is a “United States person” as defined in Section 7701(a)(30) of the Code will provide an IRS Form W-9, and (ii) each Administrative Agent that is not a “United States person” as defined in Section 7701(a)(30) of the Code will, prior to any payment made by the Borrower to such Administrative Agent, provide an IRS Form W-8IMY (a) certifying its status as a qualified intermediary, (b) assuming primary withholding responsibility for purposes of chapters 3 and 4 of the Code, and (c) either (1) assuming primary IRS Form 1099 reporting and backup withholding responsibility or (2) assuming reporting responsibility as a participating FFI or registered deemed-compliant FFI with respect to accounts that it maintains and that are held by specified U.S. persons as permitted under Treasury Regulations Section 1.6049-4(c)(4)(i) or

(c)(4)(ii) in lieu of IRS Form 1099 reporting. No Administrative Agent shall be permitted to make the election described in Section 1471(b)(3) of the Code.
(j)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.07 (including by the payment of additional amounts pursuant to this Section 2.07), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.07 with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.07(j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than any penalties, interest or other charges resulting from any bad faith, negligence or willful misconduct of such indemnified party) in the event that such indemnified party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. Notwithstanding anything to the contrary in this Section 2.07(j), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.07(j) to the extent that the payment of such amount would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
Section 2.08Payments Generally.
(a)Unless otherwise specified herein, the Borrower shall make each payment required to be made by it hereunder (including under Section 2.06, 2.07, or otherwise) prior to 1:00 p.m., Local Time, on the date when due and in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.06, 2.07 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute in like funds any such payments received by the Administrative agent for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in the currency in which the applicable payment obligation is due.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of unreimbursed Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of unreimbursed Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of unreimbursed Disbursements then due to such parties.
(c)[reserved]
(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment from the Borrower is due to the Administrative Agent for the account of the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Issuing Banks the amount due.    In such event, if the Borrower has not in fact made such payment, then each of the Issuing Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.
(e)If any Issuing Bank shall fail to make any payment required to be made by it pursuant to Section 2.08(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Issuing Bank to satisfy such Issuing Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.09Replacement of Issuing Banks.
(a)[Reserved].
(b)If any Issuing Bank requests compensation, or is entitled to payments, under Section 2.06 or Section 2.07, or is affected in the manner described in Section 2.13 and, in each case, such Issuing Bank has declined or is unable to designate a different lending office in accordance with Section 2.06 or Section 2.07(g), or if any Issuing Bank is a Defaulting Bank, then the Borrower may, at its sole expense and effort (in the case of a claim for compensation under, or payments pursuant to, Section 2.06 or Section 2.07 or in the case of illegality under Section 2.13 ) or at the expense and effort of any such Defaulting Bank, upon notice to such Issuing Bank and the Administrative Agent, require such Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.06 or Section 2.07) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Issuing Bank, if an Issuing Bank accepts such assignment); provided that, (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks, to the extent the Administrative Agent’s or Issuing Banks’ consent would have been required for such assignment under Section 9.04(b)), which consent shall not unreasonably be withheld or delayed, (ii) such Issuing Bank shall have received payment of an amount equal to the outstanding amount of its Issuances and Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding amount and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under, or payments pursuant to, Section 2.06 or Section 2.07, or from illegality under Section 2.13 such assignment will result in a reduction in such compensation or payments or eliminate the illegality, as the case may be. An Issuing Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Issuing Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system as to which the Administrative Agent and such parties are participants (“Approved Electronic Platforms”)), and (ii) the Issuing Bank required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Issuing Bank; provided that any such documents shall be without recourse to or warranty by the parties thereto.
Section 2.10Use of Issuances. The Issuances shall be available (and the Borrower agrees that it shall use such proceeds) to support bid, advance payment, performance, and retention/warranty instruments in each case in the ordinary course of business of the Borrower and its Subsidiaries and for other general corporate purposes of the Borrower and its Subsidiaries. The Borrower will not request any Issuance, and the Borrower will not, nor procure that its Subsidiaries and its or their respective directors, officers, employees and agents will, use any Issuances (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted to be conducted by a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 2.11Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Issuing Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Issuing Bank is a Defaulting Bank:
(a)the Commitment Fees and Issuance Fees shall cease to accrue on the Commitments and/or Issuances of such Defaulting Bank;
(b)any payment of reimbursement obligations, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to any Issuing Bank hereunder; third, to cash collateralize Exposure with respect to Defaulting Bank in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the issuing of any Issuance in respect of which such Defaulting Bank has failed to issue as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to cash collateralize future Exposure with respect to such Defaulting Bank with respect to future Letters of Credit or Bank Guarantees issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Issuing Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and eighth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Bank, and each Issuing Bank irrevocably consents hereto; and
(c)the Commitment and Exposure of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that, this clause (c) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Issuing Bank or each Issuing Bank affected thereby. If the Borrower, the Issuing Banks and the Administrative Agent agree in writing that an Issuing Bank is no longer a Defaulting Bank, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, whereupon such Issuing Bank will cease to be a Defaulting Bank; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Issuing Bank was a Defaulting Bank.
The Borrower may terminate the unused amount of the Commitment of any Issuing Bank that is a Defaulting Bank upon not less than two Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Issuing Banks thereof); provided that, (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Issuing Bank may have against such Defaulting Bank.
The rights and remedies against, and with respect to, a Defaulting Bank under this Section are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, any Issuing Bank or the Borrower may at any time have against, or with respect to, such Defaulting Bank.
Section 2.12Extension of Termination Date.
(a)The Borrower may, by sending an Extension Request to the Administrative Agent (in which case the Administrative Agent shall promptly deliver a copy to each of the Issuing Banks), after the first anniversary of the Closing Date but at least three months in advance of the Termination Date in effect at such time (including at any time prior thereto on or after any anniversary of the Closing Date but, for the avoidance of doubt, no more than once in any year), request that the Issuing Banks extend such Termination Date then in effect to the first anniversary of the Termination Date then in effect. Each Issuing Bank, acting in its sole discretion, shall, by notice to the Administrative Agent given not later than the date that is the 20th day after the date of the Extension Request, or if such day is not a Business Day, the immediately following Business Day (the “Response Date”) advise the Administrative Agent in writing whether or not such Issuing Bank agrees to such extension (each Issuing Bank that so advises the Administrative Agent that it will not extend the Termination Date, being referred to herein as a “Non-Extending Bank”); provided that, any Issuing Bank that does not advise the Administrative Agent by the Response Date and any Defaulting Bank shall be deemed to be a Non-Extending Bank. The election of any Issuing Bank to agree to such extension shall not obligate any other Issuing Bank to agree.
(b)(i) If, on the Response Date, Issuing Banks holding Commitments that aggregate to 50% or more of the total Commitments then in effect shall not have agreed to extend the Termination Date, then such Termination Date shall not be so extended and the outstanding balance of all Issuances and other amounts payable hereunder shall be payable on such Termination Date.
(i)If (and only if), on the Response Date, Issuing Banks holding Commitments that aggregate to more than 50% of the total Commitments then in effect shall have agreed to extend the Termination Date, then the Termination Date shall be extended to the date that is the first anniversary of the then-current Termination Date (subject to satisfaction of the conditions set forth in Section 2.12(d)) with respect to Issuing Banks that have so agreed to extend. In the event of such extension, the Commitment of each Non-Extending Bank shall terminate on the Termination Date in effect prior to such extension, all Issuances and other amounts payable hereunder to such Non-Extending Banks shall become due and payable on such Termination Date and the total Commitments of the Issuing Banks hereunder shall be reduced by the Commitments of the Non-Extending Banks so terminated on such Termination Date.
(c)In the event that the conditions of clause (ii) of paragraph (b) above have been satisfied, the Borrower shall have the right on or before the Termination Date in effect prior to the requested extension, at its own expense, to require any Non-Extending Bank to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-Extending Bank, which may include any

Issuing Bank (each an “Additional Bank”), provided that, (w) such Additional Bank, if not already an Issuing Bank hereunder, shall be subject to the approval of the Administrative Agent (such approvals not to be unreasonably withheld, conditioned or delayed), to the extent the consent of the Administrative Agent would be required to effect an assignment under Section 9.04, (x) such assignment shall become effective as of a date specified by the Borrower (which shall not be later than the Termination Date in effect prior to the requested extension), (y) the Additional Bank shall pay to such Non-Extending Bank in immediately available funds on the effective date of such assignment the amount of and interest accrued to the date of payment on the Issuances made by it hereunder and all other amounts accrued for its account or owed to it hereunder and (z) such Non-Extending Bank shall not be required to sign and deliver any assignment form in order for such assignment to become effective.
(d)As a condition precedent to each such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Termination Date then in effect certifying that, before and after giving effect to such extension, the representations and warranties contained in Section 3 and the other Credit Documents are true and correct in all material respects on and as of the Termination Date, except (i) any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect is true and correct in all material respects on and as of the Termination Date and (ii) to the extent any such representations or warranties are limited to a specific date, in which case, such representations and warranties are accurate in all material respects as of such specific date.
(e)There shall be no more than two such extensions pursuant to this Section 2.12.
Section 2.13Illegality. Notwithstanding any other provision herein, if the adoption of or any change in Applicable Law or regulation or in the interpretation or application thereof shall make it unlawful for any Issuing Bank to make any Issuances as contemplated by this Agreement, the Commitment of such Issuing Bank hereunder with respect to such Issuances shall forthwith be canceled. If circumstances subsequently change so that any affected Issuing Bank shall determine that it is no longer so affected, such Issuing Bank will promptly notify the Borrower and the Administrative Agent, and upon receipt of such notice, the obligations of such Issuing Bank to make such previously affected Issuances shall be reinstated.

ARTICLE III
REPRESENTATIONS OF BORROWER
The Borrower represents as follows:
(a)he Borrower has been duly organized and is validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to conduct its business, to own its properties and to execute, deliver and perform its obligations under this Agreement.
(b)The execution, delivery and performance by the Borrower of this Agreement (i) has been duly authorized by all necessary corporate action and (ii) does not and will not violate any provision of any law or regulation, or contractual or corporate restrictions, in each case, binding on the Borrower and material to the Borrower and its Subsidiaries, taken as a whole (except to the extent such violation would not reasonably be expected to have a Material Adverse Effect).
(c)This Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject however to (i) the exercise of judicial discretion in accordance with general principles of equity and (ii) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights heretofore or hereafter enacted.
(d)The proceeds of the Facility made to the Borrower shall not be used for a purpose which violates Regulation U.
(e)As of the date hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending against the Borrower or, to the knowledge of the Borrower, threatened by or against, the Borrower or any Subsidiary or against any of their respective properties or revenues (i) with respect to this Agreement or any of the transactions contemplated hereby or (ii) that could reasonably be expected to have a Material Adverse Effect.
(f)(i) The consolidated balance sheet of the Borrower (as a carve-out business of the General Electric Company) and its statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2023, reported on by Deloitte & Touche LLP, independent public accountants, or other independent certified public accountants of nationally recognized standing, as filed with the Securities and Exchange Commission, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP; and (ii) since December 31, 2023, to the date hereof, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect with respect to the Borrower and its Subsidiaries, taken as a whole.

(g)The Borrower maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower or any Subsidiary nor, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees or any of their respective agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No part of the proceeds of the Issuances or the Transactions will be used by the Borrower in violation of Anti-Corruption Laws or applicable Sanctions.
(h)The Borrower maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with the Anti-Money Laundering Laws. The operations of the Borrower and its Subsidiaries are in compliance in all material respects with the Bank Secrecy Act and implementing regulations, to the extent applicable, and the applicable anti-money laundering statutes of jurisdictions where the Borrower and its Subsidiaries conduct business, and the rules and regulations thereunder (collectively, the “Anti-Money Laundering Laws”).
(i)Except, in each case, as would not reasonably be expected to have a Material Adverse Effect, (i) the Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal or state laws, (ii) there are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to the Plan, and (iii) no ERISA Event has occurred.
(j)Except as which would not otherwise have a Material Adverse Effect, to the knowledge of the Borrower, the Borrower is in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, licenses and other authorizations required by such Environmental Laws. This paragraph (j) shall constitute the sole and exclusive representation and warranty regarding environmental matters, including those under or related to Environmental Laws.
(k)The Borrower is not required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended.
(l)The Borrower is not an Affected Financial Institution.

ARTICLE IV
CONDITIONS
Section 4.01Effective Date; Closing Date.
(a)This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) (such date, the “Effective Date”):
(1)The Administrative Agent (or its counsel) shall have received from the Borrower and each Issuing Bank, either (i) a counterpart of this Agreement signed on behalf of such party or parties or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party or parties have signed a counterpart of this Agreement.
(2)The Issuing Banks, the Administrative Agent and the Lead Arrangers having received all fees required to be paid, to the extent required to be paid on or prior to the Effective Date.
(3)The Administrative Agent having received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and, to the extent the Borrower constitutes a “legal entity customer” thereunder, the Beneficial Ownership Regulation, to the extent reasonably requested by the Administrative Agent at least ten Business Days prior to the Effective Date.
(4)The Administrative Agent shall have received the favorable written opinion (addressed to the Administrative Agent and the Issuing Banks and dated the Effective Date) of (i) in-house counsel for the Borrower and (ii) Gibson, Dunn & Crutcher LLP, counsel to the Borrower. The Borrower hereby requests such counsel to deliver such opinions.
(5)Since December 31, 2023, there has been no Material Adverse Effect on the Borrower and its Subsidiaries, taken as a whole.
(6)The Administrative Agent having received (x) a certificate, dated as of the Effective Date, signed by the Group Vice President, Treasurer, Head of Tax or Chief Financial Officer of the Borrower (or any other officer of the Borrower duly authorized to execute such certificate), confirming, on and as of the Effective Date, (I) the representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects on and as of the Effective Date (except that (i) any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect is true and correct in all respects on and as of the Effective Date and (ii) to the extent any representation or warranty is expressly related to an earlier date, such representation or warranty was true and correct in all material respects as of such earlier date) and (II) no Default or Event of Default has occurred and is continuing on and as of the Effective Date (or would result from the occurrence of the

Effective Date), (y) a certificate, dated as of the Effective Date, signed by the secretary, assistant secretary or any other officer of the Borrower duly authorized to execute such certificate, certifying as to (i) specimen signatures of the persons authorized to execute Credit Documents on behalf of the Borrower, (ii) copies of the Borrower’s constituent organizational documents, and (iii) the resolutions of the board of directors or other appropriate governing body of the Borrower authorizing the execution, delivery and performance of the Credit Documents and (iv) a certificate of good standing (or equivalent thereof in the relevant jurisdiction) for the Borrower from its jurisdiction of organization certifying as to the good standing (or equivalent thereof) of the Borrower.
(b)The obligations of the Issuing Banks to make Issuances shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) (such date, the “Closing Date”), which Closing Date shall occur on or before July 15, 2024:
(1)The Effective Date shall have occurred.
(2)The Issuing Banks, the Administrative Agent and the Lead Arrangers having received all fees and expenses required to be paid on or prior to the Closing Date, and in the case of expenses, for which invoices have been presented at least three Business Days before the Closing Date.
(3)The Administrative Agent having received a certificate, dated the Closing Date and signed by the Group Vice President, Treasurer, Head of Tax or Chief Financial Officer of the Borrower (or any other officer of the Borrower duly authorized to execute such certificate), confirming, on and as of the Closing Date, (x) the representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects on and as of the Closing Date (except that (i) any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect is true and correct in all respects on and as of the Closing Date and (ii) to the extent any representation or warranty is expressly related to an earlier date, such representation or warranty was true and correct in all material respects as of such earlier date), (y) no Default or Event of Default has occurred and is continuing on and as of the Closing Date (or would result from the occurrence of the Closing Date, including any Issuances made on the Closing Date and the use of proceeds therefrom) and (z) that there has been no change to the matters contained in the certificates, resolutions or other equivalent documents since the date of their delivery pursuant to Section 4.01(a)(6)(y) (or otherwise attaching any applicable updates thereto).
(4)The Spin shall have been consummated or will be consummated substantially concurrently with occurrence of the Closing Date.
(5)To the extent any Issuance will be requested to be made on the Closing Date, the delivery of an Issuance Request.
(6)Prior to or substantially concurrently with the effectiveness of this Agreement on the Closing Date, any principal, interest and fees outstanding under the GE Credit

Agreement shall have been paid in full and all commitments thereunder shall have been terminated; and the Administrative Agent shall have received customary evidence thereof.
The Administrative Agent shall notify the Borrower and the Issuing Banks of each of the Effective Date and the Closing Date, and each such notice shall be conclusive and binding. For the purposes of determining whether the conditions precedent specified in Section 4.01(a) or (b) have been satisfied, each Issuing Bank shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required thereunder to be consent to, approved by, acceptable to or satisfactory to the Issuing Banks unless the Administrative Agent shall have received notice from such Issuing Bank prior to the Effective Date or the Closing Date, as applicable, specifying its objection thereto.
Section 4.02Each Issuance Event. The obligation of each Issuing Bank to make, amend or renew or extend an Issuance (other than any Issuance on the Closing Date) is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:
(a)With respect to any Issuances, the Administrative Agent and the applicable Issuing Bank shall have received a duly executed request in compliance with Section 2.01(b) hereof or, in each case, such other notice or request reasonably satisfactory to the Administrative Agent;
(b)the representations of the Borrower set forth in this Agreement (except for the representations set forth in Section 3(e) and 3(f)) shall be true and correct in all material respects on and as of the date of issuance, amendment, renewal or extension of such Issuance, as applicable (except that (i) any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects, and (ii) to the extent any representation or warranty expressly relates to an earlier date, such representation or warranty shall have been true and correct as of such earlier date); and
(c)at the time of and immediately after giving effect to such Issuance no Default or Event of Default shall have occurred and be continuing.
Each issuance, amendment, renewal or extension of an Issuance shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Sections 4.02(b) and 4.02(c).
ARTICLE V
AFFIRMATIVE COVENANTS
The Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect or any Obligation or other amount is owing to any Issuing Bank or the Administrative Agent hereunder, the Borrower shall:
Section 5.01Financial Statements; Compliance Certificates; Other Information and Notices. Furnish to the Administrative Agent and each Issuing Bank:

(a)as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower ended after the Closing Date, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing;
(b)as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower ended after the Closing Date, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter;
(c)concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and 5.01(b), a Compliance Certificate;
(d)reasonably promptly upon reasonable request therefor, information and documentation reasonably requested by the Administrative Agent or any Issuing Bank for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations; and
(e)promptly, upon any Chief Financial Officer, Treasurer or other executive financial officer of the Borrower obtaining actual knowledge thereof, give notice (unless available in the public filings or releases of the Borrower or its Subsidiaries) to the Administrative Agent and each Issuing Bank of the occurrence of any Default or Event of Default.
All financial statements required to be delivered pursuant to Section 5.01(a) and (b) above shall be complete and correct in all material respects and shall be prepared in accordance with GAAP. Timely filing of such financial statements and information with the Securities and Exchange Commission shall constitute compliance with Section 5.01(a) and 5.01(b).
Section 5.02Keeping of Books. Keep proper books and records and maintain properties useful and necessary in its business except as would not reasonably be expected to have a Material Adverse Effect.
Section 5.03Preservation of Existence. (a) Preserve and maintain its existence and (b) comply in all respects with all applicable laws, rules, regulations and orders, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, however, in the case of the foregoing clause (a), the Borrower may consummate any merger or consolidation or other transaction permitted under Section 6.01.
Section 5.04Reporting of Issuances. Furnish to the Administrative Agent no later than 9:00 a.m., New York City time, on the second Business Day prior to the last day of each calendar quarter, a summary of (A) all outstanding Issuances at such time including issuance, extension and expiration dates and (B) the amounts and currencies of any draws thereunder.

ARTICLE VI
NEGATIVE COVENANTS
The Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect or any Obligation or other amount is owing to any Issuing Bank or the Administrative Agent hereunder:
Section 6.01Fundamental Changes. The Borrower shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person or persons, unless:
(a)the person formed by such consolidation or into which the Borrower is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of the Borrower substantially as an entirety shall be a corporation, limited liability company, partnership, trust or other entity, and shall expressly assume, by an amendment or joinder supplemental hereto, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, the due and punctual payment of the reimbursement of and any interest or other expenses on all the Issuances and the performance or observance of every covenant of this Agreement or the Fee Letters on the part of the Borrower to be performed or observed;
(b)immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing;
(c)the Borrower (or such person so assuming the obligations of the Borrower) has delivered to the Administrative Agent and the Issuing Banks such customary certificates, opinions or supplemental agreements, including as to authority and enforceability of any joinder, supplement or amendment documentation reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent, and any information or documentation reasonably requested by any Issuing Bank through the Administrative Agent under any applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and, to the extent the Borrower constitutes a “legal entity customer” thereunder, the Beneficial Ownership Regulation; and
(d)the foregoing shall not prohibit the Borrower from (i) converting its organizational form from a limited liability company to a corporation and/or (ii) changing its name to GE Vernova Inc., so long as, in each case, (1) the Borrower remains a Delaware entity and (2) the Borrower provides any information or documentation reasonably requested by any Issuing Bank through the Administrative Agent under any applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and, to the extent the Borrower constitutes a “legal entity customer” thereunder, the Beneficial Ownership Regulation.
Section 6.02Liens. The Borrower shall not, and shall not permit any Subsidiary Guarantor, to create, incur, assume or suffer to exist any Lien securing Indebtedness for borrowed money upon any of its property or assets, whether now owned or hereafter acquired, other than the following:
(a)Liens in connection with any sale, transfer, participation, pledge or other disposition of any receivables, payables, loans, leases, other payment rights (whether secured or unsecured) or other financial assets of the Borrower, the Subsidiary Guarantors, and any assets related to the foregoing (including any equipment or other assets subject to any lease), and in each case with all ancillary rights, supporting obligations and rights under any related credit support or hedging arrangements, in connection with any asset based financing or asset sale transaction or series of related transactions (including, without limitation, future flow financings, factorings, participations, asset backed securitizations, covered bonds, asset based lending and similar financing structures) that may be entered into by the Borrower and the Subsidiary Guarantors in the ordinary course of business;
(b)(i) Liens granted to secure Indebtedness (including other obligations related thereto) in whole or in part acquired, advanced, guaranteed, insured or otherwise supported by any Governmental Authority, or any export-import bank, export credit agency, development bank or agency or other similar agency or (ii) Liens in favor of any Person who insures, assumes or secures credit risk or bad debt risk relating to any such Indebtedness referenced in (b)(i) above in the ordinary course of business;
(c)Liens on the property or assets of, or securing the Indebtedness of, a Person existing at the time such Person is consolidated or merged with, or at the time all or substantially all of the assets of such Person are acquired by, the Borrower or any Subsidiary Guarantor;
(d)Liens in favor of any Governmental Authority to secure progress, advance or other payments pursuant to any agreement, contract or provision of any Applicable Law;
(e)Liens securing obligations under any repurchase or securities lending agreement or transaction or other similar short-term financings under 365 days entered into by the Borrower or any Subsidiary Guarantor, including, but not limited to, any Liens granted to intermediaries providing clearing, custody or similar services;
(f)Liens on any Collateral Account as contemplated by Section 2.01(h) of this Agreement;
(g)Liens not permitted by the foregoing clauses (a) to (f), inclusive, if at the time of, and after giving effect to, the creation or assumption of any such Lien, the aggregate amount (without duplication) of all outstanding Indebtedness for borrowed money of the Borrower and Subsidiary Guarantors secured by all such Liens under this clause (g) does not exceed, together with the outstanding aggregate principal amount of Indebtedness incurred in reliance on Section 6.04(m), 7.5% of Consolidated Tangible Assets; and
(h)any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (a) to (g), inclusive.
Section 6.03Financial Covenant. The Borrower shall not permit, on the last day of any fiscal quarter beginning with the first full fiscal quarter end date following the Closing Date, the Consolidated Leverage Ratio for the four consecutive fiscal quarters of the Borrower ending with such fiscal quarter end date to exceed 3.50:1.00 (the “Base Leverage Ratio”); provided that, in the event the Borrower consummates a Qualified Acquisition after the Closing Date, the Borrower may elect (a “Qualified Acquisition Election”) upon notice to the Administrative Agent on or prior to the date that the next Compliance Certificate is delivered pursuant to Section 5.01(c) following the consummation of such Qualified Acquisition, that the Consolidated Leverage Ratio level set forth above shall be increased from the Base Leverage Ratio to 4:00:1.00 for the four consecutive fiscal quarters ending after the consummation of such Qualified Acquisition (including the fiscal quarter in which the Qualified Acquisition was consummated), it being understood and agreed that, following such four fiscal quarters, the Consolidated Leverage Ratio applicable under this Section 6.03 shall be the Base Leverage Ratio; provided, further, that following any such four-quarter period during which the Base Leverage Ratio was increased following a Qualified Acquisition Election, there shall be two consecutive fiscal quarters for which the Base Leverage Ratio shall apply notwithstanding any further Qualified Acquisitions.
Section 6.04Limitations on Non-Guarantor Subsidiary Indebtedness. The Borrower shall not permit any Subsidiary (other than any Subsidiary Guarantor) to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, other than the following:
(a)Indebtedness in existence on the date hereof and, in the case of any Subsidiary Borrower (as defined in the RCF Agreement or any replacement or refinancing thereof), Indebtedness incurred thereunder which is guaranteed by the Borrower;
(b)Indebtedness owed to the Borrower or any Subsidiary of the Borrower;
(c)Indebtedness incurred to finance the acquisition, lease, construction, replacement, repair or improvement of any assets, including financing lease obligations, mortgage financings and purchase money indebtedness (including any industrial revenue bonds, industrial development bonds and similar financings);
(d)Endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(e)Indebtedness that is effectively subordinated to the payment obligations of the Borrower to the Issuing Banks hereunder to the reasonable satisfaction of the Administrative Agent;
(f)Indebtedness under swap agreements, hedge agreements or other similar arrangements entered into for the purpose of hedging risks associated with the Borrower’s and its Subsidiaries’ operations (including, without limitation, interest rate and foreign exchange and commodities price risks), in each case, in the ordinary course of business and not for speculative purposes;
(g)Indebtedness of any Person that becomes a Subsidiary after the Effective Date (including any Indebtedness assumed in connection with the acquisition of a Subsidiary); provided that, such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;
(h)Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of credit card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;
(i)Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations or with respect to reimbursement obligations with respect to trade obligations, in each case, incurred in the ordinary course of business, including guarantees or obligations of any Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligation;
(j)Indebtedness in respect of credit card obligations, netting services, overdraft protections, treasury, depository, pooling and other cash management arrangements, including, in all cases, in connection with deposit accounts and any cash pooling arrangements;
(k)Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(l)Indebtedness constituting guarantees of Indebtedness otherwise permitted pursuant to this Section 6.04; and
(m)Indebtedness not permitted by the foregoing clauses (a) to (l), inclusive, if at the time of, and after giving effect to, the incurrence or assumption thereof, the aggregate outstanding amount (without duplication) of all such Indebtedness does not exceed, together with the aggregate outstanding principal amount of Indebtedness for borrowed money of the Borrower and Subsidiary Guarantors secured by Liens incurred or assumed pursuant to Section 6.02(g), 7.5% of Consolidated Tangible Assets.

Section 6.05Dividends and Distributions. The Borrower will not declare, make or pay any dividends and distributions in respect of its Equity Interests while an Event of Default has occurred and is continuing, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional common Equity Interests, (b) the Borrower may pay cash in lieu of the issuance of fractional shares of its common Equity Interests upon the exercise of options and warrants, and (c) the Borrower may make dividends and pay distributions declared while no Default or an Event of Default has occurred and is continuing.
Section 6.06Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any material transaction after the Closing Date (after giving effect to the Spin) with any Affiliate of the Borrower or any of its Subsidiaries, except on terms and conditions not materially less favorable to the Borrower or such Subsidiary than would reasonably be obtained by it in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to:
(a)renewals, extensions, amendments and replacements of transactions existing on the Effective Date on terms not materially less favorable to the Borrower and its Subsidiaries than such transaction as in effect on the Effective Date;
(b)for the avoidance of doubt, transactions with Persons that cease to be Affiliates upon the consummation of the Spin;
(c)transactions between or among the Borrower and/or its Subsidiaries;
(d)employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees;
(e)dividends and distributions permitted by Section 6.05 and any issuance or sale by the Borrower of its Equity Interests;
(f)transactions with any Person that is an Affiliate solely because the Borrower or any Subsidiary or Subsidiaries owns Equity Interests in, or Controls, such Person; and
(g)transactions with any Person that is an Affiliate because one or more of its directors is also a director of the Borrower or any Subsidiary, so long as such director abstains from voting as a director of the Borrower or such Subsidiary, as the case may be, on any matter involving such other Person.
ARTICLE VII
EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur:
(a)the Borrower shall fail to pay when due any reimbursement obligation in respect of any Disbursement made in accordance with the terms of the Agreement and such failure shall not be cured within three Business Days after such reimbursement obligation becomes due and payable under Section 2.01(d);
(b)the Borrower shall fail to pay (i) any interest on any Issuance payable under Section 2.01(g) or (ii) any fee payable under Section 2.05, and such failure shall not be cured within ten days after receipt by the Borrower of notice of such failure from the Administrative Agent;
(c)if a default shall occur in respect of any other Indebtedness of the Borrower in an aggregate principal amount of $250,000,000 or more and such default shall continue after the applicable grace period, if any, specified in such agreement or instrument, and the effect of such event or condition is to cause, or permit the holder or holders of such Indebtedness to cause, the acceleration of such Indebtedness;
(d)bankruptcy, reorganization, insolvency, receivership, or similar proceedings are instituted by or against the Borrower, and, if instituted against the Borrower, are not vacated within 60 days;
(e)the Borrower makes a general assignment for the benefit of creditors;
(f)the Borrower is unable to pay its debts generally as they become due and admits expressly such inability in writing;
(g)any representation or warranty made in writing or deemed made by or on behalf of the Borrower in or in connection with any Credit Document, or in any report, certificate, financial statement or other document furnished in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made;
(h)the Borrower shall fail to observe or perform Section 5.03(a) or Article VI;
(i)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Sections 7(a), 7(b) or 7(h)), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Banks to the Borrower;
(j)one or more final judgments for the payment of money in an aggregate amount in excess of $250,000,000 (to the extent not covered by insurance as to which an insurance company has not denied coverage or by an indemnification agreement, with another creditworthy (as reasonably determined by the Borrower) indemnitor, as to which the indemnifying party has not denied liability) shall be rendered against the Borrower and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment; or
(k)a Change of Control shall occur,

then, and in every such event (other than an event with respect to the Borrower described in Section 7(d) or 7(e)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Exposure Banks and the Required Commitment Banks, as separate classes, shall, by notice to the Borrower, take either or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) make a demand for deposit of cash collateral pursuant to Section 2.01(h), and (iii) declare the Disbursements then outstanding to be due and payable in whole (or in part, in which case any amount not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Disbursements so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 7(d) or 7(e), the Commitments shall automatically terminate and the reimbursement obligations in respect of all Disbursement then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable and a deposit of cash collateral in accordance with Section 2.01(h) shall be automatically required, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
Section 8.01Authorization and Action. (a) Each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Credit Documents and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Credit Documents.
(b)As to any matters not expressly provided for herein and in the other Credit Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Banks (or such other number or percentage of the Issuing Banks as shall be necessary, pursuant to the terms in the Credit Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (1) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Issuing Banks with respect to such action or (2) is contrary to this Agreement or any other Credit Document or Applicable Law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Banks prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)In performing its functions and duties hereunder and under the other Credit Documents, the Administrative Agent is acting solely on behalf of the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:
(i)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Issuing Bank other than as expressly set forth herein and in the other Credit Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Credit Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any Applicable Law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Issuing Bank agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;
(ii) nothing in this Agreement or any Credit Document shall require the Administrative Agent to account to any Issuing Bank for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(d)The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)None of the Lead Arrangers shall have obligations or duties whatsoever in such capacity under this Agreement or any other Credit Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether any reimbursement obligations in respect of Disbursements shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Issuing Banks and the Administrative Agent (including any claim under Sections 2.05, 2.06, 2.07 and 9.03) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Credit Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Issuing Bank in any such proceeding.
(g)The provisions of this Article are solely for the benefit of the Administrative Agent and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

Section 8.02Administrative Agent’s Reliance, Limitation of Liability, Etc. (a) Neither the Administrative Agent nor any of its Related Parties shall be (1) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Credit Documents (x) with the consent of or at the request of the Required Banks (or such other number or percentage of the Issuing Banks as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Credit Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (2) responsible in any manner to any of the Issuing Banks for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of the Borrower to perform its obligations hereunder or thereunder.
(b)The Administrative Agent shall be deemed not to have knowledge of any notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Credit Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary or any Issuing Bank as a result of, any determination of the Exposure, any of the component amounts thereof or any portion thereof attributable to each Issuing Bank, or any Exchange Rate or USD Equivalent.
(c)Without limiting the foregoing, the Administrative Agent (1) may rely on the Register to the extent set forth in Section 9.04(b), (2) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (3) makes no warranty or representation to any Issuing Bank and shall not be responsible to any Issuing Bank for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Credit Document, (4) in determining compliance with any condition hereunder to the making of an Issuance that by its terms must be fulfilled to the satisfaction of an Issuing Bank, may presume that such condition is satisfactory to such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Issuing Bank sufficiently in advance of the making of such Issuance and (5) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the maker thereof).
Section 8.03Posting of Communications. (a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Issuing Bank that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE

APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)Each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Issuing Bank for purposes of the Credit Documents. Each Issuing Bank agrees (1) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (2) that the foregoing notice may be sent to such email address.
(e)Each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by Applicable Law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)Nothing herein shall prejudice the right of the Administrative Agent or any Issuing Bank to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
Section 8.04The Administrative Agent Individually. With respect to its Commitment, Issuances, Letters of Credit or Bank Guarantees, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Issuing Bank. The terms “Issuing Banks” and “Required Banks” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as an Issuing Bank or as one of the Required Banks, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Issuing Banks.

Section 8.05Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Banks shall have the right, (with, so long as no Event of Default exists, the consent of the Borrower) to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Credit Documents.
(b)Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents; and continue to be entitled to the rights set forth in such Credit Document, until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section, and (2) the Required Banks shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, (i) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Credit Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.06Acknowledgements of Issuing Banks. (a) Each Issuing Bank acknowledges that (1) the Credit Documents set forth the terms of a commercial lending facility, (2) in participating as an Issuing Bank, it is engaged in making, acquiring, holding and in providing the facilities set forth herein as may be applicable to such Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (3) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as an Issuing Bank, and to make, acquire or hold Issuances hereunder and (4) it is sophisticated with respect to decisions to make, acquire, hold and/or provide the facilities set forth herein, as may be applicable to such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire, hold and/or provide such facilities, is experienced in making, acquiring, holding or providing such facilities. Each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
(b)Each Issuing Bank, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Acceptance or any other Credit Document pursuant to which it shall become an Issuing Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Issuing Banks on the Effective Date.
Section 8.07Certain ERISA Matters. (a) Each Issuing Bank (x) represents and warrants, as of the date such Person became a party hereto, to, and (y) covenants, from the date such Person became a party hereto to the date such Person ceases being a party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)such Issuing Bank is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Issuances or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Issuing Bank’s entrance into, participation in, administration of and performance of the Issuances, the Commitments and this Agreement,
(iii)(A) such Issuing Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Issuing Bank to enter into, participate in, administer and perform the Issuances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Issuances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Issuing Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Issuing Bank’s entrance into, participation in, administration of and performance of the Issuances, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Issuing Bank.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to an Issuing Bank or such Issuing Bank has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Issuing Bank further (x) represents and warrants, as of the date such Person became a party hereto, to, and (y) covenants, from the date such Person became a party hereto to the date such Person ceases being a party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Issuing Bank (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).
(c)The Administrative Agent and each Lead Arranger, hereby informs the Issuing Banks that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (1) may receive interest or other payments with respect to the Issuances, the Commitments, this Agreement and any other Credit Documents (2) may recognize a gain if it extended the Issuances or the Commitments for an amount less than the amount being paid for an interest in the Issuances or the Commitments by such Issuing Bank or (3) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE IX
MISCELLANEOUS
Section 9.01Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing (including by electronic transmission) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email with PDF attachment (unless any party has previously notified the other parties hereto that it does not wish to receive notices by email), as follows:
(a)if to the Borrower, to it at Global Head of Trade Finance, 901 Main Avenue, The Towers, Norwalk, CT, 06851, Attention of Lynda McGoey; email: GEVernova.treasury@ge.com;
(b)if to the Administrative Agent: HSBC Bank USA, National Association, 66 Hudson Blvd East, NY, NY 10001, Attention: olesya.bentin@us.hsbc.com, diana.morales@us.hsbc.com;
(c)if to any Issuing Bank, to it at its address (or email) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (d) below, shall be effective as provided in said paragraph (d).
(d)Notices and other communications to the Borrower, the Administrative Agent and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms, in each case, pursuant to procedures approved by the Administrative Agent; provided that, the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Issuing Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.
(e)Unless the Administrative Agent otherwise prescribes, (1) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (2) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (1) and (2) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(f)Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.
Section 9.02Waivers; Amendments.
(a)No failure or delay by the Administrative Agent or any Issuing Bank in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and any Issuing Bank hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of an Issuance or issuance of a Letter of Credit or Bank Guarantee shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)Subject to Section 9.02(c), below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and each of the Required Exposure Banks and the Required Commitment Banks or by the Borrower and the Administrative Agent with the consent of each of the Required Exposure Banks and the Required Commitment Banks; provided that, no such agreement shall (i) increase the Commitment or change any applicable currency of any Commitment of any Issuing Bank without the written consent of such Issuing Bank, (ii) change the amount of any Issuance or Disbursement or change the rate of interest thereon, or any fees payable hereunder, without the written consent of each Issuing Bank affected thereby, (iii) postpone the scheduled date of payment of the amount of any Issuance or Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Issuing Bank affected thereby, (iv) change any of the provisions of this Section 9.02, Section 2.08(b), the definition of “Required Exposure Banks”, “Required Commitment Banks”, “Required Banks”, “Pro Rata Percentage” or any other provision hereof relating to “pro rata sharing” provisions, any payment “waterfall”, or specifying the number or percentage of Issuing Banks required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Issuing Bank and (v) change any of the provisions of Section 2.01(b)(v) relating to Excess Exposure, without the written consent of each Issuing Bank directly affected thereby; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Issuing Bank as they relate to the Issuance of a Letter of Credit or Bank Guarantee hereunder without the prior written consent of such Issuing Bank.
(c)If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, such amendment shall become effective without any further action or consent of any other party to this Agreement if the same is not objected to in writing by the Required Banks within five Business Days of receipt of notice thereof.
Section 9.03Expenses; Indemnity; Limitation on Liability. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of a single counsel for the Lead Arrangers and the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and any amendments, modifications or waivers of the provisions hereof and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Issuing Bank including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Issuing Bank, in connection with the enforcement or protection of its rights in connection with this Agreement.
(b)The Borrower shall indemnify the Lead Arrangers, the Administrative Agent, each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel (in the case of legal fees, subject to the penultimate sentence of this paragraph), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby or thereby or the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of any transactions contemplated hereby, (ii) any Issuance (including such Issuance transmitted by the ALOC Platform) or the use of the proceeds of the Facility including to honor a demand for payment under a Letter of Credit or Bank Guarantee if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or Bank Guarantee or (iii) any actual or prospective Proceeding relating to any of the foregoing, regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party, the Borrower, or their respective Affiliates or any of its or their equityholders, securityholders or creditors, or any other Person and whether based on contract, tort or any other theory; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) a material breach of the obligations of any Indemnitee or any of its Related Parties hereunder, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) a Proceeding between or among Indemnitees that does not involve any act or omission by the Borrower or its Affiliates, other than against a Lead Arranger, the Administrative Agent or another agent in their capacity as such. It is understood and agreed that, to the extent not precluded by a conflict of interest, each Indemnitee shall endeavor to work cooperatively with the Borrower with a view toward minimizing the legal and other expenses associated with any defense and any potential settlement or judgment. To the extent reasonably practicable and not disadvantageous to any Indemnitee (as determined in such Indemnitee’s reasonable discretion), it is anticipated that a single counsel selected by the Borrower may be used. Settlement of any claim or litigation involving any material indemnified amount will require the approvals of the Borrower (not to be unreasonably withheld or delayed) and the relevant Indemnitee (not to be unreasonably withheld or delayed). This Section 9.03(b) shall not apply with respect to Taxes other than Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)To the extent permitted by Applicable Law (1) the Borrower shall not assert, and the Borrower hereby waives, any claim against the Administrative Agent, any Lead Arranger, any Issuing Bank, and any Related Party of any of the foregoing Persons (each such Person being called a “Bank-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform), and (2) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Issuance or the use of the proceeds thereof; provided that, nothing in this clause (c) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in clause (b) above, against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party; provided, further, that this clause (c) shall not limit the Borrower’s obligations under clause (b) above.
(d)Each Issuing Bank severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, each other Issuing Bank and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Pro Rata Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Issuances shall have been paid in full, ratably in accordance with such Pro Rata Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Issuances) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that, the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Issuing Bank shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct.
(e)This Section 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Letters of Credit or Bank Guarantees and the Commitments or the termination of this Agreement or any provision hereof. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.
Section 9.04Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit or Bank Guarantee in accordance with the definition of “Issuing Bank” herein), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Issuing Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Issuing Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit or Bank Guarantee in accordance with the definition of “Issuing Bank” herein), Participants (to the extent provided in paragraph (c) of this Section), the Lead Arrangers, the Administrative Agent and, to the extent expressly contemplated hereby, the Related Parties of each of the Lead Arrangers, the Administrative Agent and each Issuing Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement. If at any time under this Agreement an Issuing Bank is required by the Borrower to assign or otherwise transfer its rights or obligations hereunder, and such Issuing Bank has any outstanding Letters of Credit and Bank Guarantees, after the assignment or transfer by an Issuing Bank of rights or obligations under this Agreement, the assigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement solely with respect to such Letters of Credit or Bank Guarantees issued by it prior to such assignment or transfer so long as such Letters of Credit or Bank Guarantees shall remain outstanding as Issuances hereunder and have not been assigned to the assignee Issuing Bank or any other Issuing Bank hereunder (it being agreed that such Issuing Bank shall cooperate to facilitate any such assignment as requested by the Borrower).

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Issuing Bank may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and its rights with respect Issuances made by it); with the prior consent (such consents not to be unreasonably withheld, conditioned or delayed) of:
(1)the Borrower; provided that, no consent of the Borrower shall be required for an assignment to an Issuing Bank, an Affiliate of an Issuing Bank or, if an Event of Default has occurred and is continuing arising under Sections 7(a), (b), (d), or (e), any other assignee; and
(2)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is an Issuing Bank (other than a Defaulting Bank) with a Commitment immediately prior to giving effect to such assignment.
(ii)Assignments shall be subject to the following additional conditions:
(1)except in the case of an assignment to an Issuing Bank or an Affiliate of an Issuing Bank or an assignment of the entire remaining amount of the assigning Issuing Bank’s Commitment or Issuances, the amount of the Commitment or Issuances of the assigning Issuing Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents;
(2)each partial assignment of an Issuing Bank’s rights and obligations under a Facility shall be made as an assignment of a proportionate part of all the assigning Issuing Bank’s rights and obligations under this Agreement; provided that any Issuing Bank may elect to not assign its rights under this Agreement with respect to outstanding Issuances that have been issued by such Issuing Bank notwithstanding that the amount of such issuances exceeds its remaining Commitment after giving effect to such assignment, in which case such Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement solely with respect to such Letters of Credit or Bank Guarantees issued by it prior to such assignment or transfer (but shall not be required to issue additional Letters of Credit or Bank Guarantees or to extend, reinstate, or otherwise amend any then existing Letter of Credit or Bank Guarantee to the extent of the assignment of such Issuing Bank’s Commitment in accordance therewith) so long as such Letters of Credit or Bank Guarantees shall remain outstanding as Issuances hereunder and have not been assigned to the assignee Issuing Bank or any other Issuing Bank hereunder (it being agreed that such Issuing Bank shall cooperate to facilitate any such assignment as requested by the Borrower);
(3)the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Acceptance or (y) to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved

Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants, together with a processing and recordation fee of $3,500 payable by the assignor or the assignee;
(4)the assignee, if it shall not be an Issuing Bank, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Laws, including Federal and state securities laws; provided, that any consent of the Borrower otherwise required under this Section 9.04(b)(ii) shall not be required if an Event of Default under Section 7(a), Section 7(b), Section 7(d), or Section 7(e) has occurred and is continuing.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of an Issuing Bank under this Agreement, and the assigning Issuing Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Issuing Bank’s rights and obligations under this Agreement, such Issuing Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.06, 2.07, and 9.03). Any assignment or transfer by an Issuing Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Issuing Bank of a participation in such rights and obligations in accordance with Section 9.04(c).
(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Issuing Banks, and the Commitments of, and amount (and stated interest) of the Issuances and Disbursements relating to, each Issuing Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Issuing Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as an Issuing Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Issuing Bank at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of (x) a duly completed Assignment and Acceptance executed by an assigning Issuing Bank and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be an Issuing Bank hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that, if either the assigning Issuing Bank or the assignee shall have failed to make any payment required to be made by it pursuant to Sections

2.08(d) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)Any Issuing Bank may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (each, a “Participant”), other than an Ineligible Institution, in all or a portion of such Issuing Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and the Issuances); provided that, (i) such Issuing Bank’s obligations under this Agreement shall remain unchanged, (ii) such Issuing Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Issuing Banks shall continue to deal solely and directly with such Issuing Bank in connection with such Issuing Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which an Issuing Bank sells such a participation shall provide that such Issuing Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Issuing Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.06 and 2.07 (subject to the requirements and limitations therein, including the requirements under Section 2.07(e) and (f) (it being understood that the documentation required under Section 2.07(e) and (f) shall be delivered to the participating Issuing Bank)) to the same extent and subject to the same conditions as if it were an Issuing Bank and had acquired its interest by assignment pursuant to Section 9.04(b) at the time of the participation; provided that, such Participant (A) agrees to be subject to the provisions of Section 2.09 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.06 or 2.07, with respect to any participation, than its participating Issuing Bank would have been entitled to receive unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.07 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 2.07 as though it were an Issuing Bank. Each Issuing Bank that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.09(b) with respect to any Participant. Each Issuing Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the amounts (and stated interest) of each Participant’s interest in the Issuances or other obligations under this Agreement (the “Participant Register”); provided that, except as set forth in the penultimate sentence of this Section 9.04(c), no Issuing Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Issuances or its other obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such Issuance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Issuing Bank, the Borrower and the Administrative Agent shall treat such person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. In consideration of this Section 9.04(c), the Participant Register shall be available for inspection by the Borrower upon reasonable request and prior notice, provided that, the Borrower in good faith determines it is necessary or appropriate to access the Participant Register in order to establish that the Issuances and other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Issuing Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Issuing Bank, including any pledge or assignment to secure obligations to a federal reserve bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release an Issuing Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Issuing Bank as a party hereto.
Section 9.05Counterparts; Integration; Effectiveness.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that, nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (1) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Issuing Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (2) upon the request of the Administrative Agent or any Issuing Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Issuing Banks and the Borrower, Electronic Signatures transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Issuing Banks may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Bank-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Issuing Bank’s reliance on or use of Electronic Signatures and/or transmissions by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 9.06Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement and the other Credit Documents shall be construed in accordance with and governed by the law of the State of New York.
(b)Each of the Issuing Banks and the Administrative Agent hereby irrevocably and unconditionally agree that, notwithstanding the governing law provisions or Applicable Requirements of any applicable Credit Document, any claims brought against the Administrative Agent by any Issuing Bank relating to this Agreement, any other Credit Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding (whether based on contract, tort or any other theory and whether at law or in equity) arising out of or relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall (i) affect any right that the Administrative Agent or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or Bank Guarantee or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit or Bank Guarantee with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit or Bank Guarantee contains its own jurisdiction submission clause.
(d)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(e)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.07Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.08Confidentiality. Each of the Administrative Agent and each of the Issuing Banks (including any Affiliate of any Issuing Bank that issues any Letter of Credit or Bank Guarantee in accordance with the definition of “Issuing Bank” herein) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any governmental agency or authority, banking, taxation or regulatory authority, any self-regulatory authority or any credit insurance provider, (c) to the extent required by Applicable Laws or regulations (including of any self-regulatory authority) or by any subpoena or similar legal process by any court of competent jurisdiction, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations hereunder, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, or any Issuing Bank on a nonconfidential basis from a source other than the Borrower or (i) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility. For the purposes of this Section, “Information” means all information received from the Borrower or its Affiliates or furnished on their behalf relating to the Borrower, its Affiliates or its or their businesses, other than any such information that is available to the Administrative Agent or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or its Affiliate and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry and service providers to the Administrative Agent or any Issuing Bank in connection with the administration of this Agreement, the other Credit Documents, and the Commitments. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 9.09WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.10Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Issuing Bank hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Issuing Bank, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Issuing Bank, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Issuing Bank from the Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Issuing Bank, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Issuing Bank in such Currency, the Administrative Agent or such Issuing Bank, as the case may be, agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under Applicable Law).
Section 9.11USA PATRIOT Act. Each Issuing Bank subject to the PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Issuing Bank to identify the Borrower in accordance with the Act and the Beneficial Ownership Regulation. The Borrower shall promptly provide such information upon request by any Issuing Bank.
Section 9.12No Fiduciary Duty.
(a)The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Recipient will have any obligations except those obligations expressly set forth herein and in the other Credit Documents and each Recipient is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Credit Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Recipient based on an alleged breach of fiduciary duty by such Recipient in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Recipient is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Credit Documents, and the Recipients shall have no responsibility or liability to the Borrower with respect thereto.
(b)The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Recipient, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Recipient may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Recipient or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(c)In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Recipient and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Recipient will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Credit Documents or its other relationships with the Borrower in connection with the performance by such Recipient of services for other companies, and no Recipient will furnish any such information to other companies. The Borrower also acknowledges that no Recipient has any obligation to use in connection with the transactions contemplated by the Credit Documents, or to furnish to the Borrower, confidential information obtained from other companies.
Section 9.13Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(1)a reduction in full or in part or cancellation of any such liability;
(2)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or
(3)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.14Erroneous Payments.
(a)If the Administrative Agent (x) notifies an Issuing Bank, or any Person who has received funds on behalf of an Issuing Bank (any such Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of reimbursement obligations, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.14 and held in trust for the benefit of the Administrative Agent, and such Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Issuing Bank or any Person who has received funds on behalf of an Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of reimbursement obligations, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(1)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(2)such Issuing Bank shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.14(b).
(3)For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.14(a) or on whether or not an Erroneous Payment has been made.
(c)Each Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Issuing Bank under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Issuing Bank under any Credit Document with respect to any payment of reimbursement obligations, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Issuing Bank at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Issuing Bank shall be deemed to have assigned its Issuances (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Issuances (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, (B) the Administrative Agent as the assignee Issuing Bank shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Issuing Bank shall become an Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Issuing Bank shall cease to be an Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Issuing Bank, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Issuances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement.
(i)Subject to Section 9.04 (but excluding, in all events, any assignment consent or approval requirements (other than any consent of the Borrower required under Section 9.04(b))), the Administrative Agent may, in its discretion, sell any Issuances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Issuing Bank shall be reduced by the net proceeds of the sale of such Issuance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Issuing Bank (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Issuing Bank (x) shall be reduced by the proceeds of prepayments or repayments of reimbursement obligations and interest, or other distribution in respect of reimbursement obligations and interest, received by the Administrative Agent on or with respect to any such Issuances acquired from such Issuing Bank pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Issuances are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Issuing Bank from time to time.
(e)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of an Issuing Bank, to the rights and interests of such Issuing Bank, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided, that the Obligations of the Borrower under the Credit Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Issuances that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that, this Section 9.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment on the Obligations.
(f)To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, an Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.
Section 9.15Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.16Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the other Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Issuances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Issuing Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the reimbursement of or any accrued interest on any Issuance or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.09, 2.10, 2.13 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Issuances, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.17Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Issuance, together with all fees, charges and other amounts which are treated as interest on such Issuance under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Issuing Bank holding such Issuance in accordance with Applicable Law, the rate of interest payable in respect of such Issuance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Issuance but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Issuing Bank in respect of other Issuances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Issuing Bank.
Section 9.18Subsidiary Guarantors.
(a)At any time, from time to time, the Borrower may cause any one or more of its Subsidiaries to guarantee the Obligations hereunder by causing such Subsidiary (each such Subsidiary, a “Subsidiary Guarantor”) to (a) execute and deliver to the Administrative Agent a counterpart of a guaranty in form and substance reasonably acceptable to the Borrower and the Administrative Agent and (b) deliver to the Administrative Agent documents of the types referred to in Section 4.01(a)(3), clauses (y) and (z) of Section 4.01(a)(6) and favorable opinions of counsel to such Subsidiary, in each case, in form, content and scope reasonably satisfactory to the Administrative Agent.
(b)Each Subsidiary Guarantor shall be automatically released from its guarantee obligations upon the earliest of (x) such Subsidiary ceasing to be a Subsidiary of the Borrower as a result of a transaction permitted hereunder, (y) upon the payment in full of all Obligations hereunder (other than (i) contingent indemnification obligations for which no claim has been made and (ii) Obligations in respect of Letters of Credit or Bank Guarantees that have been cash collateralized pursuant to Section 2.01(h) or pursuant to other terms reasonably acceptable to the applicable Issuing Bank and the Administrative Agent or backstopped or rolled into another facility on terms reasonably acceptable to the applicable Issuing Bank and the Administrative Agent) and the termination of all Commitments hereunder and (z) notification from the Borrower to the Administrative Agent that (1) the Borrower desires that such Subsidiary Guarantor be released from its guarantee obligations and (2) no Default or Event of Default has occurred and is continuing prior to such release or would result as a result of such release.
(c)The Issuing Banks irrevocably authorize the Administrative Agent to, at the sole expense of the Borrower, execute and deliver (1) any guarantee contemplated by clause (a) above and (2) any documentation reasonably requested by the Borrower or any Subsidiary Guarantor to evidence any release in accordance with clause (b) above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER
GE VERNOVA LLC

By:	/s/ Robert M. Giglietti
Name:	Robert M. Giglietti
Title:	President & Treasurer
1

HSBC Bank USA, National Association, as
Administrative Agent

By:	/s/ Asma Alghofailey
Name:	Asma Alghofailey
Title:	Vice President

[Signature Page to GE Vernova Trade Facility]

The Hongkong And Shanghai Banking Corporation Limited, Singapore Branch, as an
Issuing Bank

By:	/s/ Lim Jit Min
Name:	Lim Jit Min
Title:	Managing Director, Head of Large Local Corporates
[Signature Page to GE Vernova Trade Facility]

BNP PARIBAS, as an Issuing Bank

By:	BNP PARIBAS, as an Issuing Bank
Name:	Christopher Sked
Title:	Managing Director

By:	/s/ Rick Pace
Name:	Rick Pace
Title:	Managing Director
[Signature Page to GE Vernova Trade Facility]

Commerzbank AG, New York Branch, as an Issuing Bank

By:	/s/ Robert Sullivan
Name:	Robert Sullivan
Title:	Vice President

By:	/s/ Jeff Sullivan
Name:	Jeff Sullivan
Title:	Vice President
[Signature Page to GE Vernova Trade Facility]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as an Issuing Bank

By:	/s/ Thibault Berger
Name:	Thibault Berger
Title:	Managing Director

By:	/s/ Abdellah Agouzoul
Name:	Abdellah Agouzoul
Title:	Director
[Signature Page to GE Vernova Trade Facility]

Société Générale, as an Issuing Bank

By:	/s/ Shelley Yu
Name:	Shelley Yu
Title:	Director
[Signature Page to GE Vernova Trade Facility]

STANDARD CHARTERED BANK, as an Issuing Bank

By:	/s/ Kristopher Tracy
Name:	Kristopher Tracy
Title:	Director, Financing Solutions
[Signature Page to GE Vernova Trade Facility]

Australia and New Zealand Banking Group Limited, as an Issuing Bank

By:	/s/ Robert Grillo
Name:	Robert Grillo
Title:	Executive Director
[Signature Page to GE Vernova Trade Facility]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as an Issuing Bank

By:	/s/ Cara Younger
Name:	Cara Younger
Title:	Managing Director

By:	/s/ Armen Semizian
Name:	Armen Semizian
Title:	Managing Director
[Signature Page to GE Vernova Trade Facility]

Banco Santander, S.A., New York Branch, as an Issuing Bank

By:	/s/ Andres Barbosa
Name:	Andres Barbosa
Title:	Managing Director

By:	/s/ Rita Walz-Cuccioli
Name:	Rita Walz-Cuccioli
Title:	Executive Director
[Signature Page to GE Vernova Trade Facility]

BANK OF AMERICA, N.A., as an Issuing Bank

By:	/s/ Mukesh Singh
Name:	Mukesh Singh
Title:	Managing Director
[Signature Page to GE Vernova Trade Facility]

China Construction Bank Corporation, New York Branch, as an Issuing Bank

By:	/s/ Suosheng Li
Name:	Suosheng Li
Title:	General Manager
[Signature Page to GE Vernova Trade Facility]

Deutsche Bank AG, New York Branch, as an Issuing Bank

By:	/s/ Gaurav Mathur
Name:	Gaurav Mathur
Title:	Managing Director

By:	/s/ Anthony Reyna
Name:	Anthony Reyna
Title:	VP
[Signature Page to GE Vernova Trade Facility]

ING Bank N.V., as an Issuing Bank

By:	/s/ Oliver Petersen
Name:	Oliver Petersen
Title:	Managing Director

By:	/s/ Daisy Wagemaker
Name:	Daisy Wagemaker
Title:	Director
[Signature Page to GE Vernova Trade Facility]

Sumitomo Mitsui Banking Corporation, as an Issuing Bank

By:	/s/ Jun Ashley
Name:	Jun Ashley
Title:	Director
[Signature Page to GE Vernova Trade Facility]

UniCredit Bank GmbH, New York Branch, as an Issuing Bank

By:	/s/ Priya Trivedi
Name:	Priya Trivedi
Title:	Director

By:	/s/ Karan Dedhia
Name:	Karan Dedhia
Title:	Senior Associate
[Signature Page to GE Vernova Trade Facility]

BARCLAYS BANK PLC, as an Issuing Bank

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director
[Signature Page to GE Vernova Trade Facility]

CITIBANK, N.A., as an Issuing Bank

By:	/s/ Daniel Boselli
Name:	Daniel Boselli
Title:	Vice President
[Signature Page to GE Vernova Trade Facility]

DBS BANK LTD., as an Issuing Bank

By:	/s/ Kate Khoo
Name:	Kate Khoo
Title:	Vice President
[Signature Page to GE Vernova Trade Facility]

Intesa Sanpaolo S.p.A., New York Branch, as an Issuing Bank

By:	/s/ Jordan Schweon
Name:	Jordan Schweon
Title:	Managing Director

By:	/s/ Jennifer Feldman Facciola
Name:	Jennifer Feldman Facciola
Title:	Business Director
[Signature Page to GE Vernova Trade Facility]

JPMORGAN CHASE BANK, N.A., as an Issuing Bank

By:	/s/ Will Price
Name:	Will Price
Title:	Executive Director
[Signature Page to GE Vernova Trade Facility]

Lloyds Bank plc, as an Issuing Bank

By:	/s/ Iain Brown
Name:	Iain Brown
Title:	Associate Director, Lending Execution
[Signature Page to GE Vernova Trade Facility]

MIZUHO BANK, LTD., as an Issuing Bank

By:	/s/ Edward Sacks
Name:	Edward Sacks
Title:	Authorized Signatory
[Signature Page to GE Vernova Trade Facility]

MUFG Bank, LTD., as an Issuing Bank

By:	/s/ Wolfgang Arbaczewski
Name:	Wolfgang Arbaczewski
Title:	Authorized Signatory
[Signature Page to GE Vernova Trade Facility]

The Toronto-Dominion Bank, New York Branch, as an Issuing Bank

By:	/s/ David Perlman
Name:	David Perlman
Title:	Authorized Signatory
[Signature Page to GE Vernova Trade Facility]

Westpac Banking Corporation, as an Issuing Bank

By:	/s/ Peter Carroll
Name:	Peter Carroll
Title:	Director, Westpac Institutional Bank
[Signature Page to GE Vernova Trade Facility]

Bayerische Landesbank, New York Branch, as an Issuing Bank

By:	/s/ Varbin Staykoff
Name:	/s/ Varbin Staykoff
Title:	Senior Director

By:	/s/ Gina Sandella
Name:	Gina Sandella
Title:	Vice President

[Signature Page to GE Vernova Trade Facility]